Exhibit 99.1

NEW HORIZONS WORLDWIDE, INC.
INDEX TO REPORT ON FORM 8-K

Explanatory Note	2
Legal Proceedings	4
Information About Forward-Looking Statements	5
Management’s Discussion and Analysis of Financial Condition and Results of Operations	6
Report of Independent Registered Public Accounting Firm	21
Financial Statements and Supplementary Data	22
Management’s Assessment on Internal Control Over Financial Reporting	75
Remediation of Material Weaknesses in Internal Control Over Financial Reporting	80
Directors and Executive Officers of the Registrant	86
Exhibits Index	90

Explanatory Note to This Financial and Informational Report

We are filing this Financial and Informational Report (the “Report”) to both file the audited consolidated financial statements for the year ended December 31, 2004, and to issue the restated and unaudited consolidated financial statements for the year ended December 31, 2003, as more fully discussed in Notes 2 and 3 to the consolidated financial statements for the year ended December 31, 2004. At this time we cannot file an Annual Report on Form 10-K for the year ended December 31, 2004, containing audited consolidated financial statements for the year ended December 31, 2003, for the reasons described in the Explanatory Note to the Financial Statements below. In addition to the financial statements, this Report also provides certain information about our business and other information similar to what would have been provided in portions of an Annual Report on Form 10-K for the year ended December 31, 2004. Notwithstanding the limitations on the consolidated financial statements for the year ended December 31, 2003, we believe that it is important to provide investors as complete a picture as possible about our historical financial condition and results, as well as to allow investors to see the nature of the restatement items and how they have been reflected in our historical results.

As described above, this Report covers the years ended December 31, 2004 and December 31, 2003, and all information contained herein is as of December 31, 2004 unless otherwise specifically stated. In light of the passage of time since December 31, 2004, we also include discussions of certain subsequent developments as we believe appropriate. Other disclosures necessary to reflect subsequent events will be addressed in other reports to be filed with the SEC subsequent to the date of this Report.

Explanatory Note To Accompanying Financial Statements For The Years Ended December 31, 2004 and 2003

As previously disclosed in a Form 8-K dated July 21, 2005, during the course of their audit of the financial statements for the year ended December 31, 2004, Grant Thornton, LLP (“prior auditors”) advised the Company that due to its identification of material weaknesses in the systems of internal control, the scope of their work would need to be expanded significantly in order for them to complete the audit and render an auditors’ report for 2004. Subsequently, as disclosed in an amended Form 8-K dated October 3, 2005, our prior auditors advised the Company that even after expanding the scope of their work, they were unable to complete the audit for 2004. On September 27, 2005, our prior auditors informed the Company that the client-auditor relationship was being terminated.

Following the resignation of our prior auditors, the Audit Committee engaged Squar, Milner, Miranda & Williamson, LLP (“Squar Milner”) to perform the audit for the period ended December 31, 2004. During the course of their audit of 2004, Squar-Milner and the Company identified a number of adjustments required to restate the previously issued audited financial statements for the year ended December 31, 2003 and unaudited financial statements for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

The Audit Committee and senior management undertook an internal review of the facts and circumstances giving rise to the restatements as well as the accounting policies and procedures and related internal controls. The Audit Committee concluded that of the adjustments reviewed, which were the subject of the restatements, all were the result of error or mistake and not the result of intentional misconduct or fraud. The principal items identified related to the corrections in the application of accounting principles generally accepted in the United States (“GAAP”). The aggregate impact of all of the adjustments and identified errors is a reduction of approximately $27 million in our retained earnings and stockholders’ equity at December 31, 2003 and a reduction on our consolidated statement of operations for the nine months ended September 30, 2004 of approximately $25 million. See also Note 2 “Prior Period Adjustments” and Note 3 “Supplemental Financial Information” for additional discussion.

We contacted our prior auditors to seek their agreement to the restatement adjustment and the re-issuance of the previously issued audited 2003 consolidated financial statements for the year ended December 31, 2003. We have been advised by our prior auditors that it is their position that no further action is required by them at this time, in part because they are no longer independent with respect to the Company and in part because of our announcement in Form 8-K filed dated August 2, 2006 that the previously issued audited 2003 financial statements should no longer be used or relied upon. Our prior auditors have not provided any information that would cause the Audit Committee and senior management to believe that the restatement adjustments referred to above were not appropriate.

As previously disclosed in a Form 8-K dated August 2, 2006, the Company concluded that previously issued financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004, should no longer be relied upon because of errors in these financial statements. Investors are strongly cautioned not to rely on these previously issued financial statements for the periods referenced which are unaudited and included herein solely for comparative purposes only. Please refer to the Company’s Form 8-K dated August 2, 2006 and Notes 2 and 3 to our consolidated financial statements included in this Report.

After an extensive review, the Company and the Audit Committee, in consultation with Squar Milner, have concluded that it is not practicable to assemble or in some cases recreate the financial records from 2003 that would be required for an auditor to conduct an audit under GAAP. This results in large part from material weaknesses identified in the systems of financial reporting and internal controls, as described in more detail in the section titled “Management’s Assessment On Internal Control Over Financial Reporting” below, as well as the significant turnover in accounting and management personnel since December 31, 2003. Therefore, we will not have available the three years of audited financial statements required for certain filings and registration statements under applicable securities laws until the audit report is issued on our financial statements for the 2006 fiscal year.

Consequently, we are filing this Report to file the audited consolidated financial statements for the year ended December 31, 2004 and to restate the financial statements for the year ended December 31, 2003, as more fully discussed in Notes 2 and 3 to the accompanying 2004 Financial Statements.  All amounts are presented in thousands except per share data.

Legal Proceedings

During the fourth quarter of 2004, the Company agreed to settle a punitive class action lawsuit (the “Litigation”) filed by two former employees of the Company (the “Plaintiffs”), in the Superior Court of the State of California, in and for the County of Orange (the “Court”). The Company settled the matter with a class comprised of persons employed by the Company in California as Instructors during the class period from July 29, 1998 through December 31, 2002 (the “Settlement Class”). In the Litigation, the Plaintiffs alleged that the Company improperly classified class members as “exempt” employees rather than non-exempt, hourly employees entitled to overtime pay and meal and rest breaks. On December 29, 2004, the Company entered into a Revised Class Action Settlement and General Release Agreement (the “Settlement Agreement”) with the Plaintiffs, individually, and as class representatives for settlement purposes, to resolve the Litigation. Under the terms of the Settlement Agreement, the Settlement Class was certified as a class under the California Code of Civil Procedure for settlement purposes only. The Plaintiffs and all members of the Settlement Class, except persons who filed valid and timely requests for exclusion from the Settlement Class (collectively, the “Class Members”), released and forever discharged the Company from all claims relating to the Litigation, as well as waived and relinquished all Released Claims and Unknown Claims (as each term is defined in the Settlement Agreement). In consideration of the foregoing, the Company agreed to pay a settlement amount of $1,700 to the Class Members for the full and final compromise, settlement and dismissal with prejudice of the Litigation and all claims that have been or could have been asserted therein, on and subject to the terms and conditions of the Settlement Agreement (the “Settlement”). The Settlement Agreement is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated December 29, 2004. In connection with the Settlement, the Company has accrued a loss on legal settlement of $1,700, which amount is included within other current liabilities in the Company’s consolidated balance sheet as of December 31, 2004. Amounts due under the Settlement were paid on May 20, 2005.

On May 10, 2004, the Company reached a settlement of certain environmental liabilities in the amount of approximately $557 in connection with the sale of its environmental remediation business in 1996. This amount had been accrued as part of the original sales transaction in 1996 and was subsequently paid during the second quarter of 2004.

On February 24, 2006, the Company reached a settlement in the amount of $850 with a plaintiff who was a former employee of the Company. The settlement is to be paid in installments during 2006. The Company’s insurance carrier contributed $192 to the settlement. In connection with this case, the Company accrued a loss on legal settlement of $658, which is included within other current liabilities in the Company’s consolidated balance sheet as of December31, 2004.

The Company also is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position or results of operations. See also Note 15 “Commitments and Contingencies” to the Company’s consolidated financial statements.

Information About Forward-Looking Statements

This Report contains forward-looking statements, which involve risks and uncertainties. Any statements about expectations, beliefs, plans, objectives, assumptions, future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “projection,” “would,” “outlook” and other similar expressions to identify forward-looking statements. The forward-looking statements in this Report are based upon beliefs, assumptions and expectations of the Company’s management as to the Company’s future operations and economic performance, taking into account the information currently available. These statements are not statements of historical fact. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Readers should not place undue reliance on these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for the Company to predict which factors will arise. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Any forward-looking statements should be qualified in their entirety by reference to the following risk factors:

•                  Our auditors have raised concerns about our ability to remain in business until our financial performance improves.

•                  Failure to raise additional capital to fund future operations could jeopardize our continued existence.

•                  We will incur substantial expenses relating to remediation of material weaknesses in our internal controls identified in our internal review, which will materially and adversely affect our financial condition, results of operations, and cash flows.

•                  We may not be able to achieve profitability in the future.

•                  Our common stock was delisted by the NASDAQ Stock Market on July 22, 2005 for failure to satisfy a continued listing rule or standard. As a result, the ability of investors to buy and sell our common stock is severely restricted.

•                  The trading price of our common stock may be volatile and could continue to decline.

•                  Our charter documents and Delaware law may discourage an acquisition of New Horizons that could deprive our stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

•                  The Company is not current with its filings with the SEC, including the 2004 and 2005 Annual Report on Form 10-K and the Reports on Form 10-Q for the three quarters ended September 30, 2005 and the two quarters ended June 30, 2006. The Company is unable to determine at what date it will be current with these filings.

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

You should read the following discussion of our results of operations and financial condition in conjunction with our consolidated financial statements and related notes included elsewhere in this Report. This discussion contains forward-looking statements based on current expectations that involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors.

The following discussion and analysis gives effect to the restatement described above in the Explanatory Note to this Report and in Notes 2 and 3 to our consolidated financial statements. Accordingly, some of the data set forth in this section is not comparable to discussions and data provided in our previously filed annual and quarterly reports for the corresponding periods.

General

The Company operates and franchises computer training centers. The Company has two reporting units, company-owned locations and franchising operations. The company-owned locations reporting unit operates wholly-owned computer training centers in 15 metropolitan cities within the continental United States (as of October 2006 the Company operated 6 centers) and generates revenue through the sale and delivery of personal computing (“PC”) applications, technical software training courses and business skills courses. The franchising operations reporting unit earns revenue through the sale of New Horizons master and unit franchises within the United States and abroad, on-going royalties in return for providing franchises systems of instruction, sales, and management concepts concerning computer training, and the sale of courseware materials and e-Learning products. The franchising operations reporting unit has places of business in Anaheim, California; Amsterdam, Netherlands; and Singapore. Each reporting unit operates within the information technology (“IT”) training industry.

We expect our results of operations and financial condition during 2005 and 2006 to be adversely affected by higher than expected operating costs related to the Company’s required 2007 compliance with the Sarbanes-Oxley Act of 2002 and the remediation of material weaknesses in our internal controls identified in our internal review.

Industry Overview

The IT training industry is highly fragmented. The market is served by hardware and software firms, which have created the products and deliver follow-up support and training; consulting firms/systems integrators; value-added resellers; and independent training providers, such as our Company.

Independent training organizations include those that deliver classroom based instruction and e-Learning providers. In addition, the consumer market is served by accredited academic institutions, both non-profit and for profit.

Based upon a March 2004 study conducted by IDC, from 2000 to 2004 the global IT training market has experienced a decline. IDC estimates that the global market declined from $21.5 billion to $19.9 billion during this period. Slow economic growth, cautious corporate spending on IT, slower growth in the creation of IT jobs and the lack of a major software initiative or upgrade has contributed to this decline.

Customer Base

Historically, the Company’s sales force targeted small-to-medium size businesses. Decreased corporate spending on IT and training has resulted in reduced sales opportunities at small-to-medium businesses. As a result, the Company has identified additional revenue sources by dividing the IT training market into three segments: consumers, small-to-medium businesses, and government agencies/enterprise customers.

Each market segment has distinctly different characteristics. Consumers or non-employer sponsored individuals need general business skills, computer application skills, technical certifications and vendor specific skills to obtain employment in the IT industry. Small-to-medium businesses need IT solutions to customer specific business problems. Government agencies/enterprise customers require IT solutions to their business problems, as well as additional logistical support in the coordination of delivery of IT training in multiple locations and modalities.

In order to effectively sell into the consumer, small-to-medium business, and government agencies/enterprise customers segments, the Company has segmented its sales force whereby sales persons focus on an individual market segment rather than the total market. Also, the Company has strengthened the skills of its existing sales force. These skills include the identification of customer needs and requirements, and the recommendation of training solutions that meet those needs.

Prior Period Adjustments

The following table summarizes the components of the adjustments to previously reported December 31, 2003 retained earnings:

Retained earnings, as previously reported - December 31, 2003	$1,403

Adjustments affecting revenues:
Reduction of Nova Vista revenues improperly recorded on a gross basis	(2,004)
Improper recognition of revenue without corresponding adequate sales return estimates at point of sale	(2,875)
Reclassification of reimbursements for Ad Fund expenses	(2,880)
Total revenue restatement	(7,759)

Adjustments affecting expenses:
Reduction of Nova Vista expenses improperly recorded on a gross basis	2,004
Understatement of rent expense and deferred rent liability	(338)
Improper capitalization of rent as a security deposit	(107)
Reduction of Ad Fund expenses for reimbursements from franchisees	2,880
Valuation allowance on deferred tax assets and other tax errors	(23,237)
Other accounting errors	(11)
Total restatement expense adjustments	(18,809)
Net restatement adjustments	(26,568)
Accumulated deficit, as restated - December 31, 2003	$(25,166)

Reduction of Nova Vista revenues and expenses improperly recorded on a gross basis

The Company examined transactions related to its courseware products and whether the Company should record revenue related to such products on a gross basis or net basis. The Company considered the guidance set forth by the Emerging Issues Task Force Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”, during its examination. The Company considered its role in such transactions, among other factors, and concluded that it was acting primarily as agent in such transactions and not as principal as previously determined. Whereas revenue and expenses were overstated on a gross basis, there was no effect on the net results of operations previously reported.

Improper recognition of revenue without corresponding adequate sales return estimates at point of sale

The Company examined its revenue streams and determined it had recognized revenue without an adequate estimate for sales returns at the point of sale. The Company’s existing sales return estimates failed to account for the effects of refunds. In addition, the Company’s method of recording voids/returns as they occur did not comply with Staff Accounting Bulletin No. 104. These factors resulted in the overstatement of revenue recognized in 2003 by $2,875.

Reclassification of reimbursements for Ad Fund expenses

The Company’s franchise network contributes approximately 1% of their gross revenues to an advertising fund, which is used by the company to market and promote the services provided by the franchise network. The Company previously recorded both the revenue and related expenses on a gross basis with the Company keeping a 15% overhead margin as agreed upon with the franchise network. During the 2004 audit, management reclassified such network reimbursements as a reduction of related advertising expenses as a preferable method. Whereas revenue and expenses were overstated on a gross basis, there was no effect on the net results of operations previously reported.

Understatement of rent expense and deferred rent liability

The Company recognized rent expense on a straight line basis, in accordance with FASB Technical Bulletin 85-3, where contractual rents exceeded cash payments. Amounts recognized, however, failed to reflect the latest available terms pursuant to amendments in lease agreements. Factoring the correct terms, rent expense and the deferred rent liability at December 31, 2003 were increased by approximately $338.

Valuation allowance on deferred tax assets and other tax errors

For the year ended December 31, 2003, the Company had previously reported pre-tax income of $1,653 and recorded a tax provision of $608 ($437 from continuing operations and $171 from discontinued operations). As a result of the aforementioned prior period adjustments, management evaluated the effects of such adjustments on the 2003 tax provision, deferred tax assets and the valuation allowance.

The Company carried no deferred tax valuation allowance at December 31, 2003 despite the size of its deferred tax assets. In connection with the audit of the 2004 consolidated financial statements it was determined that the future recovery of its deferred tax assets (as previously reported) at December 31, 2003 was flawed and based on unsustainable projections. In the revised recovery analysis, conditions existing at December 31, 2003 were re-evaluated. Negative evidence included a decline in our business since 2001, combined with decreasing revenues each year and recent cumulative losses in 2002 and 2003 together with a forecast of additional losses in future years. All of these factors were provided greater weight than any estimated future profitability. As a result, due to the absence of significant positive evidence at December 31, 2003 indicating that future taxable income was imminent, the Company concluded that a valuation allowance totaling $22,641 was required as of December 31, 2003 to fully reserve its deferred tax assets.

In the course of re-evaluating the income tax expense and gross deferred income tax assets and liabilities for the year ended December 31, 2003, the Company concluded that it is not appropriate to continuously utilize the federal income tax rate of 35% pretax income that was utilized in fiscal year 2003. Due to the tax loss situation experienced in fiscal year 2003, the Company determined the lower tax rate of 34% should be utilized. If the Company were to continue to use the tax rate of 35%, the Company would potentially overstate its income tax expense and its gross deferred income tax assets and liabilities for the year ended December 31, 2003. As a result of the rate change applied to the redetermination of the gross deferred income tax assets and liabilities for the year ended December 31, 2003, the Company reduced 2003 deferred income tax benefit by $1,484.

The Company adjusted the gross deferred income tax assets and liabilities at December 31, 2003 to reflect the actual deferred tax items as stated on the 2003 tax returns. As a result of this return-to-provision adjustment made to the gross deferred income tax assets and liabilities stated, the Company increased its 2003 deferred income tax expense by $1,146.

Other Accounting Errors

Other accounting errors represent various accounting adjustments which were identified during the course of the 2004 audit and for which management determined corrective entries were required. The net effect of these adjustments represented an $11 net increase of expenses on the Company’s financial statements.

Going Concern Basis of Presentation

The Company has experienced recurring losses, has an accumulated deficit and negative working capital. The Company has incurred losses in 2004 and prior years and has an accumulated deficit of $48,336 as of December 31, 2004. The Company’s unencumbered assets are limited as is its ability to meet some short term obligations. The Company has raised approximately $10,000 since December 31, 2004 through the sale of securities and issuance of debt and $1,725 from the sale of company owned locations. These capital inflows, combined with cost cutting initiatives in 2004, 2005 and 2006, have allowed the Company to continue operating through the date of this report. However, there can be no assurance that capital can be raised in the future or that cost cutting by itself can sustain the Company until such time as the operating performance improves. The need for additional liquidity will depend on future operating performance, which is itself dependent on a number of factors, many of which the Company cannot control, including prevailing economic conditions, availability of other sources of liquidity, and financial, business, regulatory and other factors affecting the Company’s business and operation. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Results Of Operations 2004 (Audited) Versus 2003 (Restated and Unaudited)
(in thousands)

Revenues

Revenues totaled $119,925 during the year ended December 31, 2004, a decrease of $11,471 or 9% from $131,396 in 2003. The decrease in revenue is the result of the net effect of a revenue decrease at company-owned locations of $11,298 and a decrease in franchising revenue of $173.

Company-Owned Locations

Company-owned locations earned revenue of $86,760 for the year ended December 31, 2004, a decrease of $11,298, or 12%, from $98,058 in 2003. The decrease is primarily due to decreased consumer sales resulting from difficulty in obtaining third party financing solutions and lower corporate spending on IT training. Consumer sales accounted for approximately 25% and 28% of company-owned location sales in 2004 and 2003, respectively, and corporate sales accounted for approximately 75% and 72% of company-owned location sales in 2004 and 2003, respectively. During the second quarter of 2004, two financial institutions revised their underwriting requirements and increased lending restrictions associated with sub-prime borrowers. Another financial institution withdrew completely from the educational loan market. In the fourth quarter of 2004, the Company negotiated more flexible sub-prime financing arrangements for customers.

Franchising Operations

Franchising revenues totaled $33,165 during the year ended December 31, 2004, a decrease of $173 or 1% from $33,338 in 2003. The decrease in franchising revenues resulted primarily from a decline in courseware sales partially offset by an increase in franchise fee royalty.

Franchise fees totaled $2,131 during the year ended December 31, 2004, an increase of $896 or 73% from $1,235 in 2003. The increase is primarily due to increased franchise sales in major markets including Turkey, Malaysia, Italy and Portugal and increased revenue recognized on existing Master Franchise Agreements in China and Germany.

Franchise royalties totaled $14,396 during the year ended December 31, 2004, an increase of $114 or 1% from $14,282 in 2003. The increase is primarily due to an increase in international royalties, offset by a decline in North American royalties. The North American IT training market has remained soft as corporate spending on IT training and infrastructure has been weak. The international business increased due to franchise growth from 101 in 2003 to 118 locations during 2004.

Courseware sales and other revenues totaled $16,638 during the year ended December 31, 2004, a decrease of $1,183 or 7% from $17,821 in 2003. Courseware sales and other revenues is comprised primarily of revenues from e-Learning and non e-Learning products, and other revenues and fees. The decrease is primarily due to pricing pressure and commoditization of self-paced e-Learning products partially offset by growth in synchronous, facilitated virtual classroom events.

System-wide Revenues

System-wide revenues, comprised of total Company revenue and total non-consolidated franchise revenue, totaled $384,645 during the year ended December 31, 2004, a decrease of $9,042 or 2%, from $393,687 in 2003. The decrease in system-wide revenues is primarily due to a decrease in North American system-wide revenues offset by increases in international system-wide revenues, as mentioned above. System-wide revenues are defined as the revenues from company-owned locations and revenues reported to the Company by its domestic and international franchises.

Cost of Revenues

Cost of revenues totaled $73,309 during the year ended December 31, 2004, a decrease of $3,403, or 4%, from $76,712 in 2003. The decrease is primarily due to lower revenue at the company-owned locations and the Company’s continued cost reduction efforts including headcount reductions and consolidation of training events.

As a percentage of revenues, cost of revenues increased to 61% from 58% for the years ended December 31, 2004 and 2003, respectively. The increase is primarily due to the Company’s inability to reduce cost of revenues as rapidly as revenues were declining. This was due to the relatively fixed nature of costs involved in the delivery of training events.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses totaled $57,934 during the year ended December 31, 2004, an increase of $1,474 or 3% from $56,460 in 2003. The increase is primarily due to increases in the bad debt provision ($641 increase in 2004) and audit and tax preparation fees ($2,076 increase in 2004), offset by savings achieved in salaries and related items, including commissions and website charges for eLearning and national branding. As a percentage of revenues, SG&A expenses increased to 48% compared to 43% for the years ended 2004 and 2003, respectively.

Loss on Legal Settlement

During the fourth quarter of 2004, the Company finalized an agreement to settle an outstanding class action lawsuit. In connection with the settlement, the Company accrued a loss on legal settlement of $1,700 in the third quarter of 2004, which is included within other current liabilities as of December 31, 2004. In connection with another case, the Company has accrued a loss on legal settlement of $658 in the fourth quarter of 2004, which is included within other current liabilities in the Company’s consolidated balance sheet as of December 31, 2004. See also Note 15 “Commitment and Contingencies” to the Company’s consolidated financial statements.

Impairment of Fixed Assets

During 2004, the Company recorded a non-cash impairment charge of $1,868 of which $1,468 was against fixed assets at the Company’s Anaheim, Charlotte, Chicago, Cleveland, Memphis, Los Angeles and Sacramento company-owned locations. Another $400 of fixed assets was impaired at the Company’s corporate location. The charges were pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” The non-cash impairment charge is the result of continued operating and cash flow losses arising from the respective locations and a decrease in the estimated fair value of each company-owned location. The estimated fair value of each company-owned location was determined based on recent sales of comparable locations within the Company’s franchise network. See also Note 6 “Property and Equipment” to the Company’s consolidated financial statements.

Impairment of Goodwill

Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Intangible Assets.” Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are tested for impairment annually and in the event of an impairment indicator. As a result of an impairment indicator identified during the third quarter of 2004, the Company recorded a pretax impairment charge of $6,960 during the third quarter of 2004. See also Note 7 “Goodwill” to the Company’s consolidated financial statements.

Interest Expense

Interest expense totaled $347 for the year ended December 31, 2004 a decrease of $232 or 40% from $579 in 2003. The decrease is primarily due to lower average debt balances maintained during the year partially offset by an increase in the effective interest rate charged on outstanding debt.

Investment Income

Investment income totaled $482 for the year ended December 31, 2004, an increase of $339 or 237% from $143 in 2003. The increase is primarily the result of income recognized from terminated life insurance policies that had a total cash surrender value of $344.

Income Tax Expense

Provision for income tax expense totaled $936 for the year ended December 31, 2004, a decrease of $22,738 from $23,674 in 2003. The Company restated its 2003 financial statements to include $22,641 valuation allowance against it deferred tax assets in 2003. The increase in the valuation allowance in 2003 together with the correction of other errors increased the provision for income taxes to $23,674. See Note 2 “Prior Period Adjustments” below for additional discussion.

During 2004 expected current tax benefits from our losses were offset by deferred tax charges consisting primarily of increases in 2004 to our deferred tax asset valuation allowances. The Company performed a recovery analysis of the deferred income tax assets and liabilities for the year ended December 31, 2004 and determined that the additional net deferred tax asset calculated as of December 31, 2004 of $7,907 required an equal valuation allowance, which brought the total valuation allowance at December 31, 2004 to $30,548.

Refundable income taxes represent estimated excess federal and state income tax payments, income tax refunds due, and overpayments that will be applied to subsequent periods. As a result of the carryback of net operating loss incurred for the year ended December 31, 2003, the Company expects to receive $539 of federal and state tax refunds in the form of cash in 2005 related to the amendments of the 1999 and 2001 federal income tax returns, and the 2000 Illinois state income tax return. The amended returns were filed in 2004. The remainder of the refundable income taxes balance, or $179, represents the overpayments of the estimated 2004 state income taxes that will be refunded in the form of cash or applied to the 2005 tax liabilities. See also Note 8 “Income Taxes” to the Company’s 2004 consolidated financial statements.

Critical Accounting Policies and Management’s Estimates

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. Preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. The following critical accounting policies include: (a) accounting estimates made by management that were highly uncertain at the time of estimation, and (b) accounting estimates in which there were a range of potential reasonable estimates the Company could have used in the current period and changes in these estimates are reasonably likely to occur from period to period. On an ongoing basis, management evaluates its estimates and judgments in these areas based on its historical experience and other relevant factors. The Company’s estimates as of the date of the financial statements reflect its best judgment giving consideration to all currently available facts and circumstances. As such, these estimates may require adjustment in the future, as additional facts become known or as circumstances change. Changes in these estimates could potentially have a material impact on the Company’s financial position or results of operations.

Revenue Recognition

The Company earns revenue through its franchising operations and from the delivery of instructor-led and e-Learning training courses by its company-owned locations.

The Company recognizes company-owned location revenues for training vouchers, club memberships, and technical certification tracks of certain durations based on estimates of how the Company will deliver training to customers over the service period. These estimates differ from the straight-line method. Combined, these products comprise a material amount of the Company’s consolidated revenues. Management has determined that historical student attendance pattern rates are the best estimate of how the Company will deliver training to customers in the future.

The Company performs historical student attendance analyses on a quarterly basis. In these analyses, the Company reviews approximately 15% of the sales transactions for these products, selected randomly, to determine the number of courses delivered under each arrangement and the time period between each course date and the invoice date. Based on this data, the Company is able to determine the historical rates at which customers have attended class for each product type. In order to provide customers with adequate time to take courses, the Company allows a period of one-year from the date of sale before performing student attendance analyses. Historical student attendance data from the past eight quarterly analyses, or two years of trailing data, are combined to determine the estimates used in revenue recognition.

Due to the use of estimated delivery rates rather than actual delivery, revenue recognition for training vouchers, technical tracks and programs, and club arrangements based on estimated delivery rates could differ materially from that of actual course delivery. Additionally, the Company’s estimates based on historical student attendance patterns may not accurately forecast future attendance patterns. Generally, the student attendance analyses indicate a greater percentage of attendance in the earlier months and the last month of the time periods associated with training vouchers, club memberships, and technical certification programs. Thus, a greater percentage of revenues are recognized in these time periods than if a straight-line method were applied.

The continual revision of estimated student attendance rates results in cumulative adjustments to revenue recognized for sales transactions consummated in prior periods. Upon completion of the historical student attendance analyses in the fourth quarter of 2004, the Company determined that in certain programs, students were taking slightly less time to complete classes compared to past historical experience. As a result of the student attendance analyses performed in the fourth quarter of 2004, the Company adjusted its revenue recognition rates and recorded a decrease in deferred revenue of $109, resulting in pre-tax income, net of adjustments to related deferred commissions, of $98. For the twelve months ended December 31, 2004, the adjustments to deferred revenue amounted to $854, resulting in pre-tax income, net of adjustments to related deferred commissions, of $773. The Company’s 2003 student attendance analysis did not result in any material revenue adjustment being required.

Although the Company believes its current revenue recognition rates are consistent with current student attendance patterns, no assurance can be given that such rates will not change in the future.

Deferred Costs

The Company defers those direct and incremental costs associated with the sale of products and services for which revenue is deferred. Direct and incremental costs associated with the sale of products and services for which revenue is deferred include commissions paid to sales persons and technology and hosting costs associated with the Company’s e-Learning products. Deferred costs are charged to earnings at the same rate that the associated product revenues are recorded to earnings. At December 31, 2004, the Company’s deferred costs were $1,159.

Accounts Receivable

Accounts receivable are shown net of allowances for doubtful accounts. The Company makes estimates of the collectibility of trade receivables based on historical bad debts,

customer concentrations, customer credit-worthiness, current economic trends, and geographic location.

The Company records an allowance for bad debt separately for its franchising and company-owned locations segments. The franchising segment records an allowance for bad debt each period based upon specifically identified uncollectible receivables, the geographic location of the customer and historical experience of bad debts. The company-owned locations segment records an allowance for bad debt based upon a percentage of outstanding receivables. The percentage applied differs by each of the individual centers within the company-owned locations segment and is estimated based on each center’s historical experience of bad debts. The difference in the methodologies used is due to the franchising business having a small number of accounts with a larger average accounts receivable balance per account, while the company-owned locations have a large number of accounts (both business and consumer), each maintaining a relatively small average accounts receivable balance. At December 31, 2004 the Company’s allowance for doubtful accounts was $2,025.

Deferred Tax Asset

In preparing the consolidated financial statements the Company is required to estimate its income taxes for federal and state purposes. This process involves estimating the actual current taxes together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets. The Company must then assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes that recovery is not likely, must establish a valuation allowance. To the extent a valuation allowance is established or this allowance is increased in a period, an expense must be included within the tax provision in the consolidated statements of operations.

The Company regularly analyzes the future recovery of its deferred tax assets based on its best estimates of future taxable income. In the recovery analysis, recent cumulative losses are provided greater weight than estimated future profitability. As a result, in the absence of significant positive evidence indicating future taxable income is imminent, there is a presumption that a valuation allowance is required during periods of recent cumulative losses. Primarily because  of a decline in the Company’s business since 2001 combined with decreasing revenues and significant losses during 2002 and 2003, the Company believes that its deferred tax assets were not supported by estimated future taxable income at December 31, 2003 and has therefore restated its 2003 financial statements to record a valuation allowance equal to the deferred tax asset at December 31, 2003. Consequently, the deferred income tax expense incurred in the forth quarter of 2003 as a result of establishing such valuation allowance for the entire deferred tax asset was $22,641. Similarly, the Company performed an analysis of the deferred income tax assets and liabilities for the quarter ended December 31, 2004 and determined that the additional net deferred tax asset calculated as of December 31, 2004 of $7,907 required an equal valuation allowance, which brought the total valuation allowance at

December 31, 2004 to $30,548. See also Note 8 “Income Taxes” to the Company’s consolidated financial statements.

Accounting for Goodwill

The goodwill balances attributable to the Company’s franchising and company-owned locations reporting units are tested for impairment annually as of December 31 of each year and on an interim basis in the event of an impairment indicator. Impairment tests are comprised of two steps. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the reporting unit’s goodwill is considered impaired and the second step of the impairment test is required. The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of reporting unit goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess, limited to the carrying amount of reporting unit goodwill. The Company utilizes an outside valuation consultant in determining the fair value of its reporting units. The consultant utilizes both the income approach and the market approach in determining fair value. The consultant’s fair value estimates using the income approach utilize the Company’s best estimates of future operating performance.

During the third quarter of 2004, the Company recorded an pretax impairment charge of $6,960. See also Note 7 “Goodwill” to the Company’s consolidated financial statements.

Liquidity And Capital Resources

The Company’s cash and cash equivalents was $6,652 as of December 31, 2004 compared to $10,850 as of December 31, 2003. The decrease is primarily due to (i) increased net operating losses sustained by the Company for the year ended December 31, 2004, (ii) capital expenditures, and (iii) principal payments on the Company’s credit facility with Wells Fargo Bank (“Wells Fargo”).

Cash provided by operations was $1,530 for the year ended December 31, 2004, $12,962 below the 2003 level primarily due to increased net operating losses partially offset by non-cash charges for depreciation, amortization, deferred taxes and impairment. During 2004, the Company spent $2,205 on capital equipment. The Company has no material commitments to purchase property and equipment in 2005, but expects that purchases of capital equipment during 2005 will approximate amounts incurred in 2004. See also Note 6 “Property and Equipment” to the Company’s consolidated financial statements. The Company made principal payments of $4,144 during 2004 on its credit facility with Wells Fargo and reduced its debt to $3,421 at December 31, 2004.

The Company maintains a credit facility with Wells Fargo, pursuant to the terms of a Credit Agreement (the “Credit Agreement”), dated February 27, 2003, by and between the Company and Wells Fargo. The outstanding amount owed under the credit facility as of December 31, 2004 was $3,421. During 2005, the Company and Wells Fargo amended the credit facility on two occasions. On February 7, 2005 the Credit Agreement was modified to require the Company to retain 50% of the outstanding balance of the debt as restricted cash and to extend the maturity date to August 15, 2005. Modifications to the Credit Agreement made on July 25, 2005 required the Company to pay approximately $1,621 on July 25, 2005 and the remaining balance of $1,800 over a ten month period or $180 per month commencing September 15, 2005, with a maturity date of June 15, 2006. On May 3, 2006, the Company paid in full the remaining principal amount of $260 plus interest on the term note due pursuant to the Credit Agreement dated as of February 27, 2003, as amended. As required by the Credit Agreement, the Company funded the payment with proceeds from the sales of company-owned training centers. See also Note 5 “Debt” and Note 17 “Subsequent Events” for additional discussion.

Off-Balance Sheet Arrangements and Contractual Obligations

The Company’s off-balance sheet arrangements and contractual obligations consist of outstanding guarantees, surety bonds and operating leases.

The Company has outstanding guarantees and surety bonds of $650 and $1,113 as of December 31, 2004. Outstanding guarantees pertain to a letter of credit issued to a landlord of a certain company-owned location as a security deposit. The Company has issued surety bonds on behalf of company-owned locations and certain franchises to guarantee performance in various states in respect to providing training to consumers. In the event the Company was to abandon training in a state where there is a surety bond, the state agency could draw against the bond to satisfy undelivered training obligations. The Company has not recorded any liability for these guarantees and surety bonds within its financial statements as of December 31, 2004. During 2005 and 2006, the surety bonds which had expired were replaced with Certificates of Deposit to guarantee performance in various states.

The Company’s contractual obligations and commercial cash commitments as of December 31, 2004 are shown below. Commercial commitments include a letter of credit that could result in potential cash outflows, if the Company were to default on a lease agreement.

Contractual Obligations:

	Debt	Operating/ Capital Leases	Total

2005	$3,421	$10,357	$13,778
2006-2007	—	18,015	18,015
2008-2009	—	13,420	13,420
Thereafter	—	18,648	18,648
	$3,421	$60,440	$63,861

Commercial Commitments:

Total

Letter of Credit	$650
Surety Bonds	1,113
$1,763

Effective July 1, 2004, the Company entered an Amended and Restated Content License Agreement with a vendor that terminates on December 31, 2006 and obligates the Company to purchase $15.0 million of such products and services over the term of the Agreement. Based on purchases through the date of this report, the Company satisfied this obligation.

While the Company has no current agreements in place or negotiations underway with respect to any acquisitions or other strategic transactions, other than those disclosed in Note 17 “Subsequent Events” of the accompanying 2004 consolidated financial statements, the Company may on occasion, evaluate acquisition or divestiture opportunities that appear to fit within its overall business strategy.

Subsequent to December 31, 2004, the Company raised approximately $10,000 through the sale of securities and issuance of debt to support continuing operations and liquidity needs. However, the Company may be unable to raise additional capital in the future to meet liquidity needs and finance the Company’s operations and future growth. The Company believes its cash and cash equivalents and anticipated improvements in cash flow will not be sufficient to meet cash requirements for the next twelve months. The Company may need to sell additional equity, refinance the credit facility with certain lenders, or sell certain assets. The sale of additional equity may result in additional dilution to stockholders. Further, the Company may be unable to raise any such capital, if needed, on terms acceptable, or at all. Failure to raise additional funds may adversely affect the Company’s ability to achieve its intended business objectives. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amount or classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern. See also Note 17 “Subsequent Events” for additional discussion.

The extent of the Company’s needs for additional liquidity will depend in part on its future operating performance, which is itself dependent on a number of factors, many of which the Company cannot control, including prevailing economic conditions, availability of other sources of liquidity, and financial, business, regulatory and other factors affecting the Company’s business and operations. Although the Company believes its strategic, operational and financial plans will be successful, there can be no assurance that the Company will successfully implement these plans. If the Company is not successful in implementing these plans, there could be a material adverse impact on the Company’s financial position and the results of operations. Management cannot assure the Company’s shareholders that business will not continue to decline or when or if performance will improve. The Company has experienced recurring losses, has an accumulated deficit and negative working capital and its unencumbered assets are limited as is the Company’s ability to meet some short term obligations.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
New Horizons Worldwide, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of New Horizons Worldwide, Inc and Subsidiaries (the “Company”), as of December 31, 2004, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of New Horizons Worldwide, Inc. and Subsidiaries as of December 31, 2004, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated balance sheet as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended were not audited by us, and accordingly, we do not express an opinion on them.

We were unable to audit, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of New Horizons Worldwide, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2004. Since management has not completed its assessment of the effectiveness of internal controls over financial reporting and we were unable to apply other procedures to satisfy ourselves as to the effectiveness of the Company’s internal control over financial reporting, the scope of our work was not sufficient to enable us to express, and therefore, we do not express, an opinion either on management’s assessment or on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004.

/s/ SQUAR, MILNER, MIRANDA & WILLIAMSON, LLP
September 15, 2006
Newport Beach, California

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2004 and 2003

(Dollars in thousands, except per share data)

	2004	2003
		Restated and Unaudited
		See Notes 2 and 3
Assets
Current assets:
Cash and cash equivalents	$6,652	$10,850
Accounts receivable, net	13,832	13,290
Inventories, net	847	1,283
Prepaid expenses	4,389	6,282
Refundable income taxes	976	—
Other current assets	326	1,103
Total current assets	27,022	32,808

Property and equipment, net	8,558	14,441
Goodwill, net	11,408	18,368
Cash surrender value of life insurance	748	1,360
Notes from officer and director	1,011	1,011
Other assets	522	797
Total assets	$49,269	$68,785

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$2,097	$3,509
Current portion of long-term debt	3,421	3,000
Deferred revenue	14,116	19,738
Other current liabilities	27,272	12,284
Total current liabilities	46,906	38,531

Long-term debt, excluding current portion	—	4,565
Deferred rent	2,767	2,616
Other long-term liabilities	552	868
Total liabilities	50,225	46,580

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock, no par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized; 10,636,658 and 10,635,158 shares issued; 10,451,658 shares outstanding at December 31, 2004 and 2003, respectively	106	106
Additional paid-in capital	48,572	48,563
Accumulated deficit	(48,336)	(25,166)
Treasury stock at cost - 185,000 shares at December 31, 2004 and 2003, respectively	(1,298)	(1,298)
Total stockholders' equity (deficit)	(956)	22,205

Total liabilities and stockholders' equity (deficit)	$49,269	$68,785

See accompanying notes to consolidated financial statements.

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years Ended December 31, 2004 and 2003

(Dollars in thousands, except per share data)

	2004	2003
		Restated and Unaudited
		See Notes 2 and 3
Revenues
Franchising
Franchise fees	$2,131	$1,235
Royalties	14,396	14,282
Courseware sales and other	16,638	17,821
Total franchising revenues	33,165	33,338

Company-owned location revenues	86,760	98,058
Total revenues	119,925	131,396

Cost of revenues	73,309	76,712
Selling, general and administrative expenses	57,934	56,460
Loss on legal settlement	2,358	—
Impairment of fixed assets	1,868	—
Impairment of goodwill	6,960	—
Operating loss	(22,504)	(1,776)

Other income	135	114
Interest expense	(347)	(579)
Investment income	482	143

Loss before income taxes	(22,234)	(2,098)
Provision for income taxes	936	23,674

Loss from continuing operations	(23,170)	(25,772)

Income from discontinued operations, net of tax expense of $171 in 2003	—	249

Net loss	$(23,170)	$(25,523)

Weighted average number of common shares outstanding - Basic	10,451,226	10,397,357

Weighted average number of common shares outstanding - Diluted	10,451,226	10,397,357

Basic earnings (loss) per share
Loss from continuing operations	$(2.22)	$(2.47)

Income from discontinued operations	$—	$0.02

Net loss per share	$(2.22)	$(2.45)

Diluted earnings (loss) per share
Loss from continuing operations	$(2.22)	$(2.47)

Income from discontinued operations	$—	$0.02

Loss per share	$(2.22)	$(2.45)

See accompanying notes to consolidated financial statements.

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2004 and 2003

(Dollars in thousands)

	2004	2003
		Restated and Unaudited
		See Notes 2 and 3
Cash flows from operating activities:
Net loss	$(23,170)	$(25,523)
Adjustments to reconcile net loss to net cash and cash equivalents provided by operating activities:
Depreciation and amortization	6,207	6,961
(Gain) loss on disposal of property and equipment	13	(2)
Impairment of goodwill	6,960	—
Impairment of fixed assets	1,868	—
Provision for bad debts	(443)	1,234
Cash provided (used in) from the change in:
Accounts receivable	(99)	5,103
Inventories	436	51
Prepaid expenses and other assets	2,945	1,515
Refundable income taxes	(976)	5,459
Income taxes	—	25,270
Accounts payable	(2,170)	(805)
Deferred revenue	(5,622)	(757)
Other liabilities	15,430	(6,208)
Deferred rent	151	664
Net cash provided by operating activities	1,530	12,962

Cash flows from investing activities:
Additions to property and equipment	(2,205)	(4,187)
Proceeds from sale of property and equipment	—	65
Proceeds (purchase) cash surrender value of life insurance	612	(42)
Net cash used in investing activities	(1,593)	(4,164)

Cash flows from financing activities:
Proceeds from exercise of stock options	9	358
Proceeds from issuance of debt	—	10,939
Principal payments on debt obligations	(4,144)	(17,830)
Net cash used in financing activities	(4,135)	(6,533)

Net (decrease) increase in cash and cash equivalents	(4,198)	2,265

Cash and cash equivalents at beginning of period	10,850	8,585
Cash and cash equivalents at end of period	$6,652	$10,850

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$335	$538
Income taxes	$175	$730

Noncash investing and financing activites:
Income tax benefit from the exercise of stock options	$1	$9

See accompanying notes to consolidated financial statements.

NEW HORIZONS WORDWIDE, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity (Deficit)

For the Years Ended December 31, 2004 and 2003

(Dollars in thousands, except share data)

			Additional			Total
	Common Stock		Paid-in	Retained Earnings	Treasury	Stockholders'
	Shares	Amount	Capital	(Accumulated Deficit)	Stock	Equity (Deficit)
Balance at January 1, 2003	10,572,658	$106	$48,205	$357	$(1,298)	$47,370

Issuance of common stock from exercise of stock options	62,500	—	349	—	—	349

Income tax benefit from the exercise of stock options	—	—	9	—	—	9

Net loss (restated and unaudited, see note 2 and 3)	—	—	—	(25,523)	—	(25,523)

Balance at December 31, 2003 (restated and unaudited, see note 2 and 3)	10,635,158	106	48,563	(25,166)	(1,298)	22,205

Issuance of common stock from exercise of stock options	1,500	—	8	—	—	8

Income tax benefit from the exercise of stock options	—	—	1	—	—	1

Net loss	—	—	—	(23,170)	—	(23,170)

Balance at December 31, 2004	10,636,658	$106	$48,572	$(48,336)	$(1,298)	$(956)

See accompanying notes to consolidated financial statements.

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004 and 2003 (Restated and Unaudited)
(Dollars in thousands, except per share data)

1.              Organization and Summary of Significant Accounting Policies

(a)       Description of Business

New Horizons Worldwide, Inc. (“New Horizons” or the “Company”) owns and franchises computer-training centers.  The Company’s training centers provide application software, technical certification, and business skills training to a wide range of individuals and employer-sponsored individuals from domestic and international public and private corporations, service organizations and government agencies worldwide.  Additionally, the Company supplies externally licensed curriculum and courseware materials to its franchisees.  As of December 31, 2004, the Company and its franchisees delivered training in 15 company-owned and 234 franchised locations in 54 countries around the world.

(b)       Going Concern and Liquidity Matters

The Company has experienced recurring losses, has an accumulated deficit and negative working capital.  The Company has incurred losses in 2004 and prior years and has an accumulated deficit of $48,336 as of December 31, 2004.  The Company’s unencumbered assets are limited as is its ability to meet some short term obligations.  The Company has raised approximately $10,000 since December 31, 2004 through the sale of securities and issuance of debt and $1,725 from the sale of company-owned locations.  These capital inflows, combined with cost cutting initiatives in 2004, 2005 and 2006, have allowed the Company to continue operating through the date of this report.  However, there can be no assurance that capital can be raised in the future or that cost cutting by itself can sustain the Company until such time as the operating performance improves.  The need for additional liquidity will depend on future operating performance, which is itself dependent on a number of factors, many of which the Company cannot control, including prevailing economic conditions, availability of other sources of liquidity, and financial, business, regulatory and other factors affecting the Company’s business and operation.  The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

(c)        Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned.  All significant inter-company balances and transactions have been eliminated in consolidation.

(d)       Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.

Certain reclassifications have been made to the prior years’ consolidated financial statements to conform to the current year’s presentation.

The accompanying 2003 financial statements and financial information presented in the notes herein reflect adjustments to restate previously issued audited results.  Such 2003 financial statements are presented herein without audit and solely for comparison purposes.  See Notes 2 and 3 for additional discussion.

(e)        Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  The Company believes its estimates related to revenue recognition, deferred costs and for bad debt to be the most sensitive estimates impacting financial position and results of operations.  Other significant estimates by management include impairment analysis of long-lived assets and goodwill and deferred tax assets.  On an ongoing basis, management evaluates its estimates and judgments in these areas based on its historical experience and other relevant factors.  The Company’s estimates as of the date of the financial statements reflect its best judgment giving consideration to all currently available facts and circumstances.  As such, these estimates may require adjustment in the future, as additional facts become known or as circumstances change.  Changes in these estimates could potentially have a material impact on the presentation of the Company’s financial position or results of operations.  Actual results could differ from these estimates.

(f)           Cash and Cash Equivalents

Cash and cash equivalents include short-term investments with a maturity of less than 90 days when purchased.  The carrying amounts of cash and cash equivalents approximate their fair values due to their short maturities.

(g)       Accounts Receivable

Accounts receivable are shown net of allowances for bad debt.  The Company makes estimates of the collectibility of trade receivables based on historical bad debts, customer concentrations, customer credit-worthiness, current economic trends, and geographic location.

The Company records an allowance for doubtful accounts separately for its franchising and company-owned locations segments.  The franchising segment records an allowance for doubtful accounts each period based upon specifically identified uncollectible receivables, the geographic location of the customer and historical experience of bad debts.  The company-owned locations segment records an allowance for doubtful accounts based upon a percentage of outstanding receivables.  The percentage applied differs by center and is estimated on each center’s historical experience of bad debts.

(h)    Concentration of Risk

Financial instruments that subject the Company to credit risk consist primarily of cash, cash equivalents, and accounts receivable.  At December 31, 2004, the Company had $6,552 in accounts in excess of the FDIC insurance coverage limit.  The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

The Company issues credit to a significant number of customers that are diversified over a wide geographic area.  The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts.  The Company does not require collateral from its customers.  For the year ended December 31, 2004, no single customer accounted for greater than 10% of consolidated revenues or accounts receivable.

(i)     Revenue Recognition

The Company earns revenue through its franchising operations and from the delivery of instructor-led and e-Learning training courses by its company-owned locations.

Franchising Operations

Franchising revenues are earned from initial franchise fees, royalties from franchisees, courseware sales, delivery fees for e-Learning courses, and administration fees for courses delivered pursuant to the Company’s Enterprise Learning Solutions (“ELS”) initiative, a program to service large corporate customers.

Initial franchise fees are charged to unit and master franchisees.  Unit franchisees receive the exclusive right to own and operate franchises within a certain territory.  Master franchisees receive a territory in which the master franchisee is able to award unit sub-franchises.  Initial franchise fees for unit franchises are recognized upon the completion of the franchisee’s two-week initial franchise training, after which the Company’s obligations to the franchisee are perfunctory.  Initial fees for master franchises are based upon the expected number of sub-franchises to be sold in the licensed territory and are recognized ratably as unit sub-franchises are sold.  Initial fees under unit and master franchise agreements are not refundable under any circumstance.

Unit franchisees and master franchisees are obliged to remit certain percentages of their gross revenue to the Company for continuing royalties, advertising fees, and marketing and distribution fees.  These fees are recognized as the underlying unit and master franchisee recognize revenue.

The Company sells both licensed and internally developed courseware materials and curriculum to its franchisees.  Courseware sales are recognized upon shipment.  The Company utilizes a third party for the production of courseware items and fulfillment of orders placed by franchisees.  Franchisees may order courseware materials and curriculum through the Company or directly through the fulfillment house.  In transactions where the Company acts as a principal, takes title to the products, and has the risks and rewards of ownership, such as the risk of loss for collection, delivery and returns, revenue is recognized on a gross basis.  In cases where the Company acts as an agent or broker and is compensated on a commission or fee basis, the Company recognizes only the net commissions or fees as revenue.

Per-student fees are charged to the franchisees for e-Learning courses delivered through the Online LIVE and Online ANYTIME formats.  Online LIVE courses are synchronous, interactive virtual classrooms that feature instructor-facilitated classes delivered over the Internet.  Student fees related to the sale of Online LIVE courses are recognized upon the delivery of the course.  Online ANYTIME courses are asynchronous, self-paced training courses which are similar in content to classroom instruction.  Online ANYTIME courses are delivered over the Internet over a period of one year.  Student fees related to the sale of Online ANYTIME courses are recognized on a straight-line basis over one year.

The Company’s ELS facilitates training for large organizations that have locations and training needs throughout the world.  The Company recognizes revenue, derived from fees based on a percentage of the training business, when the customer is invoiced.

Company-Owned Locations

Company-owned locations earn revenue from the delivery of instructor-led and e-Learning computer training courses to individuals or employee-sponsored individuals from domestic and international public and private corporations, service organizations and government agencies worldwide.

Instructor-led learning programs allow students to choose from several options, including training vouchers, club memberships, technical certification programs, individual classes, and bootcamps.

Training vouchers represent a contract for services that allows the customer to send attendees to instructor-led classes during a finite period of time for a fixed price.  Revenue associated with training vouchers is recognized over the period of time the voucher is valid using rates that represent the historical utilization of the training vouchers.

Club memberships allow the club member to attend as many classes as they choose during a finite period of time for a fixed price.  Revenue associated with club memberships is recognized over the membership period using rates that historically approximate the manner in which courses are taken by club members.

Technical certification programs are a sequence of courses designed to allow the customers to complete the curriculum necessary to prepare them to pass tests required to achieve certain technical certifications.  Revenue associated with technical certification programs are recognized over a period of time based on rates that historically approximate the manner in which the technical certification programs are delivered.  Individual classes allow students to take single classes at a fixed price.  Revenue for individual classes is recognized upon delivery.  Individual classes are typically short in duration, not exceeding five class days.

Bootcamps are similar to an individual class delivered over an extended period of time and are typically delivered over periods exceeding one month in duration and contain curriculum covering several individual class offerings.  Bootcamps are recognized to revenue over the delivery period on a straight-line basis.  e-Learning programs are delivered through the Company’s Online LIVE and Online ANYTIME products.  Online LIVE courses are synchronous, interactive virtual classrooms delivered over the Internet.  Online LIVE revenue is recognized upon delivery.  Online ANYTIME courses are asynchronous, self-paced classes that are delivered over the Internet for a defined period.  Online ANYTIME course revenue is recognized on a straight-line basis over the service period.

Revenue recognition rates utilized for certain training vouchers, club memberships, and technical certification programs are based on the results of student attendance analyses performed by the Company.  The Company’s student attendance analyses have been derived from historical experience over the past eight quarterly analyses, or two years of trailing data.  For training vouchers, club memberships, and technical certification programs for which the Company does not perform student attendance analysis, the Company recognizes revenue on a straight-line basis.

Generally, the student attendance analyses indicate a greater percentage of attendance in the earlier months and the last month of the time periods associated with training vouchers, club memberships, and technical certification programs.  Thus, a greater percentage of revenues are recognized in these time periods than if the straight-line method were applied.

The continual revision of estimated student attendance rates results in cumulative adjustments to revenue recognized for sales transactions consummated in prior periods.  Upon completion of the historical student attendance analyses in the fourth quarter of 2004, the Company determined that in certain programs, students were taking slightly less time to complete classes compared to past historical experience.

Although the Company believes its current revenue recognition rates are consistent with current student attendance patterns, no assurance can be given that such rates will not change in the future.

(j)           Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis, based upon the estimated useful lives of the various asset classes.  The estimated useful lives are as follows:

Computer equipment and software	3 to 5 years

Furniture and fixtures	5 to 10 years

Leasehold improvements	Useful life or term of lease, if shorter

Costs incurred related to repairs and maintenance that do not improve or extend the life of the assets are expensed as incurred.  The cost and accumulated depreciation on property and equipment sold, retired, or otherwise disposed of is removed from the respective accounts and the resulting gains and losses are reflected in other income.

(k)       Inventories

Inventories are stated at the lower of cost or market.  Inventory costs are determined using the first-in, first-out (FIFO) method.  Inventories consist primarily of courseware materials, books, and kits.  At December 31, 2004, the Company maintained an inventory valuation allowance of $213.

(l)          Valuation of Long-lived Assets

Pursuant to Statement of Financial Accounting Standard (SFAS) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company performs impairment tests on its long-lived assets if an event or circumstance indicates that the carrying amount of the long-lived assets may not be recoverable.  Impairment tests are comprised of two stages, determination of impairment and calculation of impairment loss.  In the first step, the carrying amount of a long-lived asset or asset group is compared to its future estimated undiscounted cash flows from that asset or asset group.  If the carrying value of the long-lived asset group is not recoverable from its undiscounted cash flows, the long-lived asset group is deemed to be impaired and the second step of the impairment test is performed.  In the second step, the impairment loss is measured as the difference between the carrying amount of the asset group and its fair value.  During the year ended December 31, 2004, the Company recorded long-lived asset impairment charges related to fixed assets held at its company-owned locations and franchise reporting unit totaling $1,868.  The fair value of each impaired asset group was determined to be the current sales price of like asset groups, which was based on historical sales by the Company of similar asset groups.  See also Note 6 “Property and Equipment” for additional discussion.

(m)     Goodwill

Pursuant to SFAS No. 142 “Goodwill and Other Intangible Assets,” the Company ceased amortizing goodwill as of January 1, 2002.  The goodwill balances attributable to the Company’s franchising and company-owned locations reporting units are tested for impairment annually as of December 31 of each year and on an interim basis if events or circumstances exist which suggest that goodwill may be impaired.  Factors the Company considers important which could trigger an impairment review include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets or the strategy for the overall business, and significant negative industry or economic trends.  Impairment tests are comprised of two steps.  The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill.  If the carrying amount of a reporting unit exceeds its fair value, the reporting unit’s goodwill is considered impaired and the second step of the impairment test is required.  The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill.  The implied fair value of reporting unit goodwill is determined in the same manner as the amount of goodwill recognized in a business combination.  If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess, limited to the carrying amount of reporting unit goodwill.

The Company utilizes an outside valuation consultant in determining the fair value of its reporting units.  Both the income approach and the market approach are utilized in determining fair value of the reporting units.

During the third quarter of 2004, the Company recorded a pretax impairment charge of $6,960 related to the company-owned locations reporting unit.  See also Note 7 “Goodwill” for additional discussion.

(n)       Income Taxes

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes.”  Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is recorded against deferred tax assets to the extent the Company believes it is more likely than not that those assets will not be realized through future taxable income.

The Company regularly analyzes the future recovery of its deferred tax assets based on its best estimates of future taxable income.  In the recovery analysis, recent cumulative losses are provided greater weight than estimated future profitability.  As a result, due to the absence of significant positive evidence indicating that future taxable income is imminent combined with a decline in our business and decreasing revenues, and significant recent losses, the Company concluded that a valuation allowance was required as of December 31, 2003 and 2004.

(o)       Stock-Based Compensation

The Company accounts for stock-based employee compensation as prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and, effective December 31, 2002, adopted SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” that amends the disclosure and transition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.”  SFAS No. 148 requires pro forma disclosures of net income and net income per share as if the fair value based method of accounting for stock-based awards had been applied for employee grants.  It also requires the disclosure of option status on a more prominent and frequent basis.  The Company accounts for stock options and warrants issued to non-employees based on the fair value method, but has elected the intrinsic value method for grants to employees and directors.  Under the fair value based method, compensation cost is recorded based on the value of the award at the grant date and is recognized over the service period.  Under the intrinsic value method, compensation cost is recorded based on the difference between the exercise price of the stock option and the market price of the underlying stock on the date of grant and is recognized over the service period.

At December 31, 2004, the Company has a stock-based employee compensation plan, which is described more fully in Note 14 “Stock Option Plans”.  No stock-based employee compensation cost is reflected in the results of operations, as all options granted under those plans had an exercise price equal to or greater than the market price of the underlying common stock on the date of grant.  If the Company accounted for stock options issued to employees based on the fair value method, results of operations for each of the two years ended December 31, 2004 would have been as follows:

		Restated
		Unaudited
	2004	2003
Net loss, as reported	$(23,170)	$(25,523)

Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	$(1,071)	$(1,026)

Net loss, pro forma	$(24,241)	$(26,549)

Basic Loss Per Share
As reported	$(2.22)	$(2.45)
Pro forma	$(2.32)	$(2.55)

Diluted Loss Per Share
As reported	$(2.22)	$(2.45)
Pro forma	$(2.32)	$(2.55)

The fair value of each option grant during the year is estimated as of the grant date using the Black-Scholes option-pricing model assuming risk-free interest rates of 3.3%, volatility of 77%, and zero dividend yield for 2004; risk-free interest rates of 2.3% - 3.3%, volatility of 67%, and zero dividend yield for 2003, with expected lives of four to ten years.

(p)       Comprehensive Income

Comprehensive income includes all changes in shareholders’ equity, except those arising from transactions with shareholders, and includes net income and net unrealized gains (losses) on securities.  For the years ended December 31, 2004 and 2003, there was no difference between the Company’s net loss and comprehensive loss.

(q)  Earnings (Loss) Per Share

The Company computes earnings per share based on SFAS No. 128, “Earnings Per Share” (“EPS”).  SFAS No. 128 requires the Company to report Basic EPS, as defined therein, which assumes no dilution from outstanding stock options, and Diluted EPS, as defined therein, which assumes dilution from outstanding stock options.  Earnings (loss) per share amounts for all periods presented have been calculated to conform to the requirements of SFAS No. 128.

The computation of Basic Loss Per Share is based on the weighted average number of shares outstanding during the period.  The computation of Diluted EPS is based upon the weighted average number of shares outstanding, plus shares that would have been outstanding assuming the exercise of all “in-the-money” outstanding options and warrants, computed using the treasury stock method.

For 2004, options that have not been included in the Diluted Loss Per Share computation because they would have produced an anti-dilutive effect due to a net loss during the period totaled 1,662,625.  See also Note 14 “Stock Option Plans” for additional discussion.

(r)         Fair Value of Financial Instruments

The Company’s consolidated balance sheets include the following financial instruments: trade accounts receivable, trade accounts payable, notes receivable and the current portion of long-term debt.  The Company considers the carrying amounts in the financial statements to approximate fair value of these financial instruments due to the relatively short period of time between the origination of the instruments and their expected realization.  The interest rates on notes receivable from franchisees and long-term debt approximate current market rates.  The notes receivable from certain officers and directors are term and demand notes, respectively, and are non-interest bearing as of December 31, 2004.  Beginning January 1, 2005, the director note receivable will begin accruing interest at the same rate of interest as the Company’s cost of borrowing.  The director note receivable was paid in full December 2005.  The officer note receivable was forgiven as part of a separation agreement with the holder in July 2006.  Since such director and officer notes require full repayment of principal and interest, and as no capital market exists to trade such debt, the Company considers the carrying value of such notes to approximate their fair value.

(s)         Deferred Costs

The Company defers those direct and incremental costs associated with the sale of products and services for which revenue is deferred.  Direct and incremental costs associated with the sale of products and services for which revenue is deferred include commissions paid to sales persons and technology and hosting costs associated with the Company’s e-Learning products.  Deferred costs are recorded to earnings at the same rate that the associated product revenues are recorded to earnings.

(t)          Deferred Rent

In accordance with SFAS No. 13 “Accounting for Leases,” the Company recognizes rent expense on a straight-line basis and records deferred rent based on the difference between cash paid and straight-line expense.

(u)       Advertising Expense

The Company’s franchise network contributes approximately 1% of their gross revenues to an advertising fund, which is used by the Company to market and promote the services provided by the franchise network.  All advertising expenses paid for by the fund are presented net against advertising expenses within the Company’s financials.  In addition, the Company is entitled to keep approximately 15% of the fees collected to offset the internal costs of maintaining and accounting for the fund.

(v)        Recent Accounting Pronouncements

SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity, and is effective for public companies as follows: (i) in November 2003, the FASB issued FASB Staff Position (“FSP”) FAS 150-03 (“FSP 150-3”), which defers indefinitely (a) the measurement and classification guidance of SFAS No. 150 for all mandatory redeemable non-controlling interests in (and issued by) limited-life consolidated subsidiaries, and (b) SFAS No. 150’s measurement guidance for other types of mandatory redeemable non-controlling interests, provided they were created before November 5, 2003; (ii) for financial instruments entered into or modified after May 31, 2003 that are outside the scope of FSP 150-3; and (iii) otherwise, at the beginning of the first interim period beginning after June 15, 2003.  The Company adopted SFAS No. 150 during 2003.  The adoption of this pronouncement did not have material impact on the Company’s results of operations and/or financial condition.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion 29, Accounting for Nonmonetary Transactions”.  The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured using the estimated fair value of the assets exchanged. SFAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has “commercial substance” if the future cash flows of the entity are expected to change significantly as a result of the transaction. This pronouncement is effective for nonmonetary exchanges in fiscal periods beginning after June 15, 2005.  The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.”  This pronouncement applies to all voluntary changes in accounting principle, and revises the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable to do so.  This pronouncement also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle.  SFAS No. 154 retains many provisions of APB Opinion No. 20 without change, including those related to reporting a change in accounting estimate, a change in the reporting entity, and correction of an error.  The pronouncement also carries forward the provisions of FASB No. 3 which govern reporting accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154.  The adoption of this pronouncement is not expected to have a material impact on the Company’s future financial statements.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Accounting for Stock-Based Compensation” (“SFAS 123R”).  SFAS 123R establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services.  SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  SFAS 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed.  Prior to SFAS 123R, only certain pro forma disclosures of fair value were required.  SFAS 123R was scheduled to go into effect as of the beginning of the Company’s first interim or annual reporting period that begins after June 15, 2005.  On April 14, 2005, the Securities and Exchange Commission adopted a new rule amending the effective date for SFAS 123R for public companies.  Under the effective date provisions included in SFAS 123R, registrants would have been required to implement the Statement’s requirements as of the beginning of the first interim or annual beginning after June 15, 2005, or after December 15, 2005 for small business issuers.  The new rule allows registrants to implement Statement 123R at the beginning of their next fiscal year, instead of the next interim period, that begins after June 15, 2005.  The adoption of this new accounting pronouncement is not expected to have a material impact on the Company’s consolidated financial statements in 2006.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB 51”.  The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights (variable interest entities, or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE.  This new model for consolidation applies to an entity for which either: (1) the equity investors don’t have a controlling financial interest; or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties.  In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures.  As amended in December 2003, the effective dates of FIN No. 46 for public entities that are not small business issuers are as follows: (a) For interests in special-purpose entities: the first period ended after December 15, 2003; and (b) For all other types of VIEs: the first period ended after March 15, 2004.  Management has concluded that the Company does not have any VIEs. Consequently, the adoption of FIN No. 46 (Revised) did not have a significant effect on the Company’s financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants and the Securities and Exchange Commission (“SEC”) did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

2.              Prior Period Adjustments

The following table summarizes the components of the adjustments to previously reported December 31, 2003 retained earnings:

Retained earnings, as previously reported - December 31, 2003	$1,403

Adjustments affecting revenues:
Reduction of Nova Vista revenues improperly recorded on a gross basis	(2,004)
Improper recognition of revenue without corresponding adequate sales return estimates at point of sale	(2,875)
Reclassification of reimbursements for Ad Fund expenses	(2,880)
Total revenue restatement	(7,759)

Adjustments affecting expenses:
Reduction of Nova Vista expenses improperly recorded on a gross basis	2,004
Understatement of rent expense and deferred rent liability	(338)
Improper capitalization of rent as a security deposit	(107)
Reduction of Ad Fund expenses for reimbursements from Franchisees	2,880
Valuation allowance on deferred tax assets and other tax errors	(23,237)
Other accounting errors	(11)
Total restatement expense adjustments	(18,809)
Net restatement adjustments	(26,568)
Accumulated deficit, as restated - December 31, 2003	$(25,166)

Reduction of Nova Vista revenues and expenses improperly recorded on a gross basis

The Company examined transactions related to its courseware products and whether the Company should record revenue related to such products on a gross basis or net basis.  The Company considered the guidance set forth by the Emerging Issues Task Force Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”, during its examination.  The Company considered its role in such transactions, among other factors, and concluded that they were acting primarily as agent in such transactions and not as principal as previously determined.  Whereas revenue and expenses were overstated on a gross basis, there was no effect on the net results of operations previously reported.

Improper recognition of revenue without corresponding adequate sales return estimates at point of sale

The Company examined its revenue streams and determined that it had recognized revenue without an adequate estimate for sales returns at the point of sale.  The return estimates at that date failed to account for the effects of refunds.  In addition, the Company’s method of recording voids/returns as they occur did not comply with Staff Accounting Bulletin No. 104.  These factors resulted in the overstatement of revenue recognized in 2003 by $2,875.

Reclassification of reimbursements for Ad Fund expenses

The Company’s franchise network contributes approximately 1% of their gross revenues to an advertising fund, which is used by the Company to market and promote the services provided by the franchise network. The Company previously recorded both the revenue and related expenses on a gross basis with the Company keeping a 15% overhead margin as agreed upon with the franchise network.  During the 2004 audit, management reclassified such network reimbursements as a reduction of related advertising expenses as a preferable method.  Whereas revenue and expenses were overstated on a gross basis, there was no effect on the net results of operations previously reported.

Understatement of rent expense and deferred rent liability

The Company recognized rent expense on a straight line basis, in accordance with FASB Technical Bulletin 85-3, where contractual rents exceeded cash payments.  Amounts recognized, however, failed to reflect the latest available terms pursuant to amendments in lease agreements. Factoring the correct terms, rent expense and the deferred rent liability at December 31, 2003 were increased by approximately $338.

Valuation allowance on deferred tax assets and other tax errors

For the year ended December 31, 2003, the Company had previously reported pre-tax income of $1,653 and recorded a tax provision of $608 ($437 from continuing operations and $171 from discontinued operations).  As a result of the aforementioned prior period adjustments, management evaluated the effects of such adjustments on the 2003 tax provision, deferred tax assets and the valuation allowance.

The Company carried no deferred tax valuation allowance at December 31, 2003 despite the sixe of its deferred tax assets.  In connection with the audit of the 2004 consolidated financial statements the Company determined that the future recovery of its deferred tax assets (as previously reported) was flawed and based on unsustainable projections.  In the revised recovery analysis, conditions existing at December 31, 2003 were re-evaluated.   Negative evidence included a decline in the Company’s business since 2001, combined with decreasing revenues each year and recent cumulative losses in 2002 and 2003 together with a forecast of additional losses in future years. All of these factors were provided greater weight than any estimated future profitability.  As a result, due to the absence of significant positive evidence at December 31, 2003 indicating that future taxable income was imminent, the Company concluded that a valuation allowance totaling $22,641 was required as of December 31, 2003 to fully reserve deferred tax assets.

In the course of re-evaluating the income tax expense and gross deferred income tax assets and liabilities for the year ended December 31, 2003, the Company concluded that it is not appropriate to continuously utilize the federal income tax rate of 35% pretax income that was utilized in fiscal year 2003.  Due to the tax loss situations experienced in fiscal year 2003, the Company determined the lower tax rate of 34% should be utilized. If the Company were to continue to use the tax rate of 35%, the Company would potentially overstate its income tax expense and its gross deferred income tax assets and liabilities for the year ended December 31, 2003.  As a result of the rate change applied to the redetermination of the gross deferred income tax assets and liabilities for the year ended December 31, 2003, the Company reduced 2003 deferred income tax benefit by $1,484.

The Company adjusted the gross deferred income tax assets and liabilities at December 31, 2003 to reflect the actual deferred tax items as stated on the 2003 tax returns.  As a result of this return-to-provision adjustment made to the gross deferred income tax assets and liabilities stated, the Company increased its 2003 deferred income tax expense by $1,134.

Other Accounting Errors

Other accounting errors represent various accounting adjustments which were identified during the course of the 2004 audit and which management determined corrective entries were required.  The net affect of these adjustments represented a $11 net increase of expenses on the Company’s financial statements.

3.              Supplemental Financial Information (Restated and Unaudited)

As described in Note 2, prior period adjustments were identified in connection with the previously issued audited 2003 consolidated financial statements.  The aggregate impact of such adjustments and errors is a reduction of previously reported retained earnings and stockholders’ equity at December 31, 2003 by approximately $27 million.  Such 2003 financial statements are presented herein without audit because of the following factors: (i) our predecessor auditor is no longer independent and is unable to reissue its 2003 report, and (ii) the hardship involved in re-auditing the 2003 period due to the lack of effective internal controls, and (iii) the absence of personnel knowledgeable about the 2003 period.

The net effects of all of the restatement adjustments on the previously reported consolidated balance sheet at December 31, 2003 and the related consolidated statements of operations and cash flows for the year then ended, are summarized below (in thousands):

Consolidated Balance Sheet December 31, 2003	As Previously Reported	Adjustments	As Restated Unaudited
Assets
Current assets:
Cash and cash equivalents	$10,850	$—	$10,850
Accounts receivable, net	14,496	(1,206)	13,290
Inventories	1,283	—	1,283
Prepaid expenses	7,329	(1,047)	6,282
Refundable income taxes	980	(980)	—
Deferred tax asset	3,643	(3,643)	—
Other current assets	1,299	(196)	1,103
Total current assets	39,880	(7,072)	32,808

Property and equipment, net	14,381	60	14,441
Goodwill	18,368	—	18,368
Cash surrender value of life insurance	1,360	—	1,360
Deferred tax asset, net	21,941	(21,941)	—
Notes from officers and director	1,011	—	1,011
Other assets	1,412	(615)	797
Total assets	$98,353	$(29,568)	$68,785

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	4,267	(758)	3,509
Current portion of long-term debt	3,000	—	3,000
Deferred revenue	20,032	(294)	19,738
Other current liabilities	14,613	(2,329)	12,284
Total current liabilities	41,912	(3,381)	38,531

Long-term debt, excluding current portion	4,566	(1)	4,565
Deferred rent	2,278	338	2,616
Other long-term liabilities	824	44	868
Total liabilities	49,580	(3,000)	46,580

Stockholders equity
Common stock	106	—	106
Additional paid-in capital	48,562	1	48,563
Accumulated deficit	1,403	(26,569)	(25,166)
Treasury stock	(1,298)	—	(1,298)
Total stockholders equity	48,773	(26,568)	22,205

Total liabilities and stockholders equity	$98,353	$(29,568)	$68,785

Consolidated Statement of Operations For the twelve months ended December 31, 2003	As Previously Reported	Adjustments	As Restated Unaudited
Revenues
Franchising:
Franchise fees	$1,235	$—	$1,235
Royalties	17,162	(2,880)	14,282
Courseware sales and other	19,825	(2,004)	17,821
Total franchise revenues	38,222	(4,884)	33,338

Company-owned location revenues	100,933	(2,875)	98,058
Total revenues	139,155	(7,759)	131,396

Cost of revenues	79,224	(2,512)	76,712
Selling, general and administrative expenses	58,381	(1,921)	56,460
Operating income (loss)	1,550	(3,326)	(1,776)

Other income	112	2	114
Interest expense	(573)	(6)	(579)
Investment income	144	(1)	143
Income (loss) before income taxes and cumulative effect of change in accounting principle	1,233	(3,331)	(2,098)

Provision (benefit) for income taxes	437	23,237	23,674
Income (loss) form continuing operations	796	(26,568)	(25,772)

Income from discontinued operations, net of tax expense of $171 in 2003	249	—	249

Net income (loss)	$1,045	$(26,568)	$(25,523)

Consolidated Statement of Cash Flows For the twelve months ended December 31, 2003	As Previously Reported	Adjustments	As Restated Unaudited
Cash flows from operating activities:
Net income (loss)	$1,045	$(26,568)	$(25,523)
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by operating activities:
Depreciation and amortization	6,966	(5)	6,961
Gain on disposal of property and equipment	(2)	—	(2)
Deferred taxes	(484)	484	—
Provision for bad debts	1,661	(427)	1,234
Income from discontinued operations	(420)	420	—
Deferred tax expense from discontinued operations	171	(171)	—
Cash provided (used) from change in:
Accounts receivable	3,275	1,828	5,103
Inventories	51	—	51
Prepaid expenses and other assets	787	728	1,515
Refundable income taxes	—	5,459	5,459
Income taxes	4,488	20,782	25,270
Accounts payable	(806)	1	(805)
Deferred revenue	(1,402)	645	(757)
Other liabilities	(2,768)	(3,440)	(6,208)
Deferred rent	326	338	664
Net cash (used) provided by operating activities	12,888	74	12,962

Cash flows from investing activities:
Additions of property and equipment	(4,132)	(55)	(4,187)
Proceeds from sale of property and equipment	65	—	65
Purchase cash surrender value of life insurance	(39)	(3)	(42)
Net cash used in by investing activities	(4,106)	(58)	(4,164)

Cash flows from financing activities:
Proceeds from exercise of stock options	357	1	358
Proceeds from issuance of debt	10,939	—	10,939
Principle payment on debt obligations	(17,813)	(17)	(17,830)
Net cash (used) provided by financing activities	(6,517)	(16)	(6,533)

Net (decrease) increase in cash and cash equivalents	2,265	—	2,265
Cash and cash equivalents at beginning of period	8,585	—	8,585
Cash and cash equivalents at end of period	$10,850	$—	$10,850

Supplemental disclosure of cash flow information Cash paid for:
Interest	$538	$—	$538
Income taxes	$730	$—	$730
Noncash investing and financing activities:
Income tax benefit from exercise of stock options	$9	$—	$9

4.              Allowance For Doubtful Accounts

Accounts receivable has been presented net of an allowance for doubtful accounts.  The allowance for doubtful accounts includes the following:

		Restated
		Unaudited
	2004	2003(A)
Balance, beginning of year	$2,467	$1,233
Provisions	2,696	1,661
Write offs	(3,139)	(785)
Reclassifications	—	358
Balance, end of year	$2,024	$2,467

(A)           Unaudited information presented for comparative purposes only and reflects the net effect of restatement adjustments for the year ended December 31, 2003.  See also Notes 2 and 3 for additional information.

5.              Debt

On February 27, 2003 and as amended December 16, 2003 and February 7, 2005, the Company consummated a credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”).  The available funds under the initial Credit Agreement totaled $12,139, consisting of a term loan of $10,639 and revolving loan of $1,500.  As of December 31, 2004, the outstanding balance on the facility totaled $3,421.  The interest rate charged by the bank on the balance outstanding was 6.75% and 4.05% as of December 31, 2004 and 2003, respectively.  The loan also includes a $1,000 sub-limit for the issuance of standby and commercial letters of credit.  One standby letter of credit is outstanding under the revolving loan as of December 31, 2004 for $650.  Borrowings under the Credit Agreement are collateralized by subordinating all of the Company’s assets.

After failing to comply with financial covenants at September 30, 2004, December 31, 2004 and March 31, 2005, the Credit Agreement was amended in July 2005 to require the Company to make monthly payments to extinguish the debt by June 15, 2006.

The following is a summary of the total balance due under the Credit Agreement:

		Restated
		Unaudited
	2004	2003(A)
Term loan with bank	$3,421	$7,566
Less: Current portion of long term debt	(3,421)	(3,000)
Long term portion of debt	$—	$4,566

(A)           Unaudited information presented for comparative purposes only and reflects the net effect of restatement adjustments for the year ended December 31, 2003.  See also Notes 2 and 3 for additional information.

The following is a summary of future payments required under the above obligations as of December 31, 2004:

2005	$3,421
2006 and Thereafter	—
Total	$3,421

On May 3, 2006, the Company paid in full the remaining principal amount of $260 plus interest on the term note due pursuant to the Credit Agreement dated as of February 27, 2003, as amended.  As required by the Credit Agreement, the Company funded the final payment with proceeds from the sales of company-owned training centers.  See also Note 17 “Subsequent Events” for additional discussion.

6.              Property and Equipment

Property and equipment are comprised of the following:

		Restated
		Unaudited
	2004	2003(A)
Computer equipment and software	$20,290	$21,680
Furniture and fixtures	5,107	6,291
Leasehold improvements	5,045	5,680
	30,442	33,651
Less: Accumulated depreciation and amortization	(21,884)	(19,210)
Total	$8,558	$14,441

(A)           Unaudited information presented for comparative purposes only and reflects the net effect of restatement adjustments for the year ended December 31, 2003.  See also Notes 2 and 3 for additional information.

During 2004, the Company recorded a non-cash impairment charge of $1,868 pursuant to SFAS No. 144 of which $1,468 was against fixed assets at the Company’s Anaheim, Charlotte, Chicago, Cleveland, Hartford, Los Angeles and Sacramento company-owned locations.  Another $400 of fixed assets was impaired at the Company’s corporate location.  The non-cash impairment charge is the result of continued operating and cash flow losses arising from the respective locations and a decrease in the estimated fair value of each company-owned location.  The estimated fair value of each company-owned location was determined based on recent sales of comparable locations within the Company’s franchise network.

The Company has no material commitments to purchase property and equipment in 2005.

7.              Goodwill

In accordance with SFAS No. 142, “Goodwill and Intangible Assets,” the goodwill balances attributable to the Company’s franchising and company-owned locations reporting units are tested for impairment annually and also on an interim basis if events or circumstances exist which suggest that goodwill may be impaired.  Impairment tests are comprised of two steps.  The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill.  If the carrying amount of a reporting unit exceeds its fair value, the reporting unit’s goodwill is considered impaired and the second step of the impairment test is required.  The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill.  The implied fair value of reporting unit goodwill is determined in the same manner as the amount of goodwill recognized in a business combination.  If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess, limited to the carrying amount of reporting unit goodwill.

During the third quarter of 2004, the Company recorded a non-cash impairment charge totaling $6,960 against goodwill related to the company-owned locations reporting unit, which represented the remaining balance of goodwill associated with that reporting unit.  The charge is the result of decreases in current and projected estimated future cash flows at the company-owned locations.

The Company does not have any identifiable intangible assets subject to amortization or identifiable intangible assets with indefinite lives.

8.              Income Taxes

Income tax expense for the periods below differs from the amounts computed by applying the United States federal income tax rate of 34% to pretax income as a result of the following:

		Restated
		Unaudited
	2004	2003(A)
Computed “expected” tax benefit	$(7,559)	$(713)
Amortization of goodwill	—	—
State and local tax expense (benefit), net of federal income tax effect	165	(10)
Foreign taxes	544	530
Valuation allowance for deferred tax assets	7,907	22,641
Permanent items	—	141
Other	(121)	(399)
Rate adjustments from 35% to 34%	—	1,484
Income tax expense from continuing operations	$936	$23,674

Effective rates	(0.04)%	(112.8)%

		Restated
		Unaudited
	2004	2003(A)
Income tax expense consists of:
Federal:
Deferred	$—	$17,524
Current	—	—
State and local:
Deferred	—	5,222
Current	111	125
Foreign	825	803
Income tax expense from continuing operations	$936	$23,674

(A)        Unaudited information presented for comparative purposes only and reflects the net effect of restatement adjustments for the year ended December 31, 2003.  See also Notes 2 and 3 for additional information

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2004 and 2003, are presented below:

		Restated
		Unaudited
	2004	2003(A)
Deferred tax assets:
Accounts receivable, principally due to allowance for doubtful accounts	$1,454	$1,674
Reserve for uninsured losses and litigation	214	214
Accrued expenses	375	462
Property and equipment, principally due to differences in depreciation	203	(145)
Foreign tax credit carry forward	78	78
Deferred revenue	—	261
Net operating loss	9,941	1,983
Deferred rent	404	610
Goodwill	17,774	17,514
Other	195	117
	$30,638	$22,768

Deferred tax liabilities:
Property and equipment, principally due to differences in depreciation	$—	$—
Prepaid expenses	(91)	(127)
State deferred taxes	—	—
Other	—	—
	$(91)	$(127)

Valuation allowance	$(30,547)	$(22,641)

Net deferred income taxes	$—	$—

(A)        Unaudited information presented for comparative purposes only and reflects the net effect of restatement adjustments for the year ended December 31, 2003.  See also Notes 2 and 3 for additional information

The Company regularly analyzes the future recovery of its deferred tax assets based on its best estimates of future taxable income.  In the recovery analysis, a decline in the Company’s business since 2001 combined with decreasing revenues and recent cumulative losses are provided greater weight than estimated future profitability.  As a result, due to the absence of significant positive evidence indicating that future taxable income is imminent, the Company concluded that a valuation allowance is required as of December 31, 2004 and 2003.

Primarily because the Company has experienced significant losses during recent years combined with a decline in the business since 2001 and decreasing revenues, the Company believes that its deferred tax assets were not currently supported by estimated future taxable income and has therefore recorded a valuation allowance equal to the deferred tax asset at December 31, 2003.  The deferred income tax expense incurred in the fourth quarter of 2003 as a result of establishing the valuation allowance equal to the entire net deferred tax asset at that date was $22,641.  The Company performed an analysis of the deferred income tax assets and liabilities for the quarter ended December 31, 2004 and determined that the additional net deferred tax asset calculated as of December 31, 2004 of $7,907 required an equal valuation allowance, which brought the total valuation allowance at December 31, 2004 to $30,548.

In the course of re-evaluating the income tax expense and gross deferred income tax assets and liabilities for the year ended December 31, 2003, the Company concluded that it is not appropriate to continuously utilize the federal income tax rate of 35% of pretax income that was utilized in fiscal year 2003.  Due to the tax loss situations experienced in fiscal year 2003, the Company determined the lower tax rate of 34% should be utilized. If the Company were to continue to use the tax rate of 35%, the Company would potentially overstate its income tax expense and its gross deferred income tax assets and liabilities for the year ended December 31, 2003.  As a result of the rate change applied to the redetermination of the gross deferred income tax assets and liabilities for the year ended December 31, 2003, the Company decreased its 2003 deferred income tax benefit by $1,484.

The Company adjusted the gross deferred income tax assets and liabilities at December 31, 2003 to reflect the actual deferred tax items as stated on the 2003 tax returns.  As a result of this return-to-provision adjustment made to the gross deferred income tax assets and liabilities stated, the Company increased its 2003 deferred tax expense by $1,146.

Refundable income taxes represent estimated excess federal and state income tax payments, income tax refunds due, and overpayments that will be applied to subsequent periods.  As a result of the carryback of net operating loss incurred for the year ended December 31, 2003, the Company expects to receive $539 of federal and state tax refunds in the form of cash in 2005 related to the amendments of the 1999 and 2001 federal income tax returns, and the 2000 Illinois state income tax return.  The amended returns were filed in 2004.  The remainder of the refundable income taxes balance, or $179, represents the overpayments of the estimated 2004 state income taxes that will be refunded in the form of cash or applied to the 2005 tax liabilities.

9.              Prepaid Expenses

Prepaid expenses are comprised of the following:

		Restated
		Unaudited
	2004	2003(A)
Deferred costs	$2,902	$4,037
Prepaid expenses	916	1,270
Prepaid rent	571	975
Total	$4,389	$6,282

(A)        Unaudited information presented for comparative purposes only and reflects the net effect of restatement adjustments for the year ended December 31, 2003.  See also Notes 2 and 3 for additional information.

10.       Other Assets

Other assets are comprised of the following:

		Restated
		Unaudited
	2004	2003(A)
Notes receivable from franchisees, net of allowance	$361	$1,326
Other	487	574
	848	1,900
Less: Current portion of notes receivable	(326)	(1,103)
Total other assets — long term	$522	$797

(A)        Unaudited information presented for comparative purposes only and reflects the net effect of restatement adjustments for the year ended December 31, 2003.  See also Note 2 and 3 for additional information.

Notes receivable from franchisees is shown net of allowance of $483 and $195 as of December 31, 2004 and 2003, respectively.

11.       Related Party Transactions

The notes receivable from certain officers and directors of the Company are term and demand notes, respectively.  As of December 31, 2004, these notes, totaling $1,011, were non-interest bearing.  Beginning January 1, 2005, the director note receivable totaling $711 will begin accruing interest at the same rate of interest as the Company’s outstanding debt under the Credit Agreement and such interest is due on demand.  In addition, required principal payments of not less than $50 are required on or before June 30, 2005 and each succeeding June 30, with any remaining balance to be paid not later than June 30, 2010.  The note was paid in full in December 2005.

The note receivable from an officer totaling $300 relates to a non-interest bearing term loan, which is due and payable on August 31, 2007.  If the note is not paid in full at that time, interest will be charged at the same rate as is charged the Company by its senior bank debt lender.  The note was issued in connection with such officer’s relocation expenses.  Per the agreement dated February 7, 2007 between the Company and the officer, the note balance of $300 was forgiven effective July 31, 2006.  See also Note 17 “Subsequent Events” for additional discussion.

12.       Other Current Liabilities

Other current liabilities are comprised of the following:

		Restated
		Unaudited
	2004	2003(A)
Accounts payable to franchisees	$5,987	$3,435
Salaries, wages and commissions payable	3,483	4,441
Royalties and fees payable to courseware partners	4,985	780
Accrued operating expenses and other liabilities	12,817	3,628
Total	$27,272	$12,284

(A)        Unaudited information presented for comparative purposes only and reflects the net effect of restatement adjustments for the year ended December 31, 2003.  See also Note 2 and 3 for additional information.

13.       Employee Savings Plan

The Company established the New Horizons Worldwide, Inc. 401(k) Retirement Savings Plan (the “Plan”) on January 1, 1995.  All full-time employees of the Company are eligible to participate in the Plan after six months of employment.  While the Plan provides for a discretionary match of employee contributions, the Company did not match such contributions in 2004 or 2003.

14.       Stock Option Plans

The Company maintains an Omnibus Equity Plan, which provides for the issuance of non-qualified options, incentive stock options, and stock appreciation rights.  The Omnibus Equity Plan provides for the granting of options to purchase up to 2,250,000 shares of common stock.  Incentive stock options are exercisable for up to ten years, at an option price of not less than the fair market value on the date the option is granted, or at a price of not less than 110% of the fair market price in the case of an option granted to an individual who, at the time of grant, owns more than 10% of the Company’s common stock.  Non-qualified stock options may be issued at such exercise price and on such other terms and conditions as the Compensation Committee of the Board of Directors may determine.  Optionees may also be granted stock appreciation rights under which they may, in lieu of exercising an option, elect to receive cash or common stock, or a combination thereof, equal to the excess of the fair market value of the common stock over the option price.  All options were granted at the average of the Company’s opening and closing price of its common stock as of the date of grant.

Independent directors of the Company currently hold options to acquire a total of 343,916 shares pursuant to option plans and agreements, including 83,333 and 63,333 awarded in 2004 and 2003, respectively.  The exercise price under all such options was equal to the average of the Company’s opening and closing price of its common stock as of the date of grant.

Changes in shares, under all current and former plans and other arrangements, for years ended December 31, 2004 and 2003 respectively, are summarized as follows:

	2004		2003
	Shares	Weighted Average Price	Shares	Weighted Average Price

Outstanding, beginning of year	1,968,032	$9.42	2,287,899	$9.76

Granted	527,508	5.77	78,333	4.25
Exercised	(1,500)	4.70	(62,500)	5.60
Canceled	(765,374)	8.88	(335,700)	11.23

Outstanding, end of year	1,728,666	$8.55	1,968,032	$9.42

Options exercisable, end of year	1,078,476	$8.91	1,281,778	$9.34

Weighted average fair value of all options granted during the year		$4.35		$2.57

The weighted average fair value of all options granted during 2004 was estimated using the Black-Scholes option-pricing model assuming a risk-free interest rate of 3.3%, volatility of 77%, and zero dividend yield; for 2003, risk-free interest rate of 2.3% - 3.3%, volatility of 67%, and zero dividend yield was used, with expected lives of four to ten years.

Outstanding stock options at December 31, 2004 consist of the following:

				Options Outstanding		Options Exercisable
Range of Exercise Prices			Shares	Weighted Average Remaining Life (Years)	Weighted Average Price	Shares	Weighted Average Price
$ 2.51	—	$3.48	15,000	9.9	$3.32	—	$—
$ 3.80	—	$5.79	459,508	6.4	$5.53	235,758	$5.30
$ 5.80	—	$8.01	614,733	5.3	$6.91	425,733	$6.95
$ 8.85	—	$13.03	390,850	3.2	$11.05	224,090	$11.10
$ 13.38	—	$18.88	248,575	1.5	$14.58	192,895	$15.11

$ 2.51	—	$18.88	1,728,666	4.6	$8.55	1,078,476	$8.91

As of December 31, 2004, there were 556,334 shares of common stock under the Omnibus Equity Plan that were available for future grant.

15.       Commitments and Contingencies

(a)   Leases

The Company leases its offices, training facilities and certain equipment under operating and capital lease obligations.  Operating and capital leases expire on various dates through 2014.

The future minimum lease payments under the non-cancelable operating and capital leases are as follows:

2005	$10,357
2006	9,551
2007	8,464
2008	7,231
2009	6,189
2010 & Thereafter	18,648
$60,440

Rent expense was $9,763 and $11,036 for the years ended 2004 and 2003, respectively.

The future minimum sublease receipts under the non-cancelable operating leases are as follows:

2005	$530
2006	533
2007	525
2008	502
2009	505
2010 & Thereafter	956
$3,551

(b)       Purchase Commitment

Effective July 1, 2004, the Company entered an Amended and Restated Content License Agreement with a vendor that terminates on December 31, 2006 and obligates the Company to purchase $15.0 million of such products and services over the term of the Agreement.  The Company fulfilled its obligation as of the date of this report.

(c)        Litigation

During the fourth quarter of 2004, the Company agreed to settle a punitive class action lawsuit (the “Litigation”) filed by two former employees of the Company (the “Plaintiffs”), in the Superior Court of the State of California, in and for the County of Orange (the “Court”).  The suit alleged that the Company improperly classified instructors as “exempt” employees rather than non-exempt, hourly employees entitled to overtime pay and meal and rest breaks.  On December 29, 2004, the Company entered into a Revised Class Action Settlement and General Release Agreement (the “Settlement Agreement”) with the Plaintiffs, individually, and as class representatives for settlement purposes, to resolve the Litigation.    In consideration of the settlement agreement, the Company agreed to pay a settlement amount of $1,700 to the Class Members for the full and final compromise, settlement and dismissal with prejudice of the Litigation and all claims that have been or could have been asserted therein, on and subject to the terms and conditions of the Settlement Agreement (the “Settlement”).  The Settlement Agreement is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated December 29, 2004.  In connection with the Settlement, the Company has accrued a loss on legal settlement of $1,700, which amount is included within other current liabilities as of December 31, 2004.  Amounts due under the Settlement were paid on May 20, 2005.

On February 24, 2006, the Company reached a settlement in the amount of $850 with a plaintiff who was a former employee of the Company.  The settlement is to be paid in installments during 2006.  The Company’s insurance carrier contributed $192 to the settlement.  In connection with this case, the Company has accrued a loss on legal settlement of $658, which is included within other current liabilities in the Company’s consolidated balance sheet as of December31, 2004.

On May 10, 2004, the Company reached a settlement of certain environmental liabilities in the amount of approximately $557 in connection with the sale of its environmental remediation business in 1996.  This amount had been accrued for as part of the original sales transaction and the amount was subsequently paid during the second quarter of 2004.

The Company is also involved in various other claims and legal actions arising in the ordinary course of business.  In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

(d)       Guarantees

The Company has made guarantees and indemnities, under which it may be required to make payments to a guaranteed or indemnified party.  In connection with the company-owned locations, the Company has obtained surety bonds totaling $1,113 to guarantee performance in various states with respect to providing training to consumers.  In the event the Company were to abandon training in a state where there is a surety bond, the state agency could draw against the bond to satisfy undelivered training obligations.  In 2006 the surety bonds were cancelled by the issuer and replaced with Certificates of Deposit.  The Company has agreed to indemnify its franchisees against any trademark infringement claims that may arise out of their use of the New Horizons trademark.  The Company has also agreed to indemnify its directors and officers to the maximum extent permitted under the laws of the State of Delaware.  The Company has not recorded any liability for these guarantees and indemnities in the accompanying consolidated balance sheets.

(e)        Letter of Credit

The Company has an outstanding letter of credit, under which it may be required to make payments to a guaranteed or indemnified party.  At December 31, 2004, the outstanding letter of credit, which expires in 2006, totaled $650.  The letter of credit was cancelled in April 2006.  The Company has not recorded any liability for this outstanding letter of credit in the consolidated financial statements.

(f)           Non Compliance Matters

Late Filing of SEC Reporting

Due to the substantial time and effort management has devoted to the completion of the tasks required for completing the 2004 audit, as well as the resignation of the Company’s predecessor independent registered public accounting firm, management has been unable to perform the control procedures and develop the financial information necessary to prepare the information required to be included in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005, September 30, 2005, March 31, 2006 and June 30, 2006.  In addition the Company was unable to timely file the Annual Report on Form 10-K for the year ended December 31, 2004 and 2005.  The Company is unable to determine the date on which it will file its Quarterly and Annual Reports on Form 10-Q and Form 10-K respectively for the periods noted above. The Company is unable to estimate the effects, if any, that these matters will have on its financial position and results of operations.

Notice of Non-Compliance with State Regulatory Requirements

In conjunction with the Company’s license renewal process in New York, the State Education Department reviewed both school and student files in the New York company-owned location in 2005 and 2006.  The review noted the following violations of the state’s education law during the years ended 2004, and subsequent years 2005 and 2006:

1.               Teaching approved curricula in a unapproved manner;

2.               Unlicensed or improperly licensed teachers; and

3.               Failure to maintain proper entrance requirements.

The review noted the following violation of the state’s Commissioner’s Regulations:

1.               Failure to use conforming enrollment agreements;

2.               Failure to maintain documentation for student attendance; and

3.               Failure to properly maintain student files.

As a result, the Company was fined $150 for violations occurring during 2004 and 2005, and $200 for violations occurring in 2006 by the Education Department.  The Company paid $75 in May 2005 and $75 in August 2005 for the 2004 violations.  The remaining $200 will be paid in 2006 and the remainder in 2007. Management is not aware of other non-compliance matters in any states, other than the state of New York.

16.       Discontinued Operations

In 2003, the Company recorded income from discontinued operations of $249, net of taxes of $171, as a result of reducing the previously recorded environmental liability accrual of $1,030 to the actual settlement amount of $557 and $53 of related legal expense.  This amount was subsequently paid during the second quarter of 2004.

17.       Subsequent Events

Series A Stock Purchase Agreement

On February 7, 2005, the Company entered into the Series A Stock Purchase Agreement (the “Purchase Agreement”) with Camden Partners

Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P (together “Camden Partners”) to issue and sell in an offering exempt from registration under the Securities Act of 1933, as amended, 1.6 million shares of its Series A Convertible Preferred Stock (“Series A Shares”), without par value, at a per share price of $3.75, for an aggregate offering price of $6,000.  The Series A Shares were issued on February 8, 2005.  Each Series A Share is convertible into one share of the Company’s common stock, subject to adjustment as set forth in the Certificate of Designation, Preferences and Rights of Series A Shares filed with the Secretary of State of the State of Delaware, dated as of February 7, 2005.  The net proceeds of the Series A Share offering was $5,503, and will be used for working capital and other general corporate purposes.  Pursuant to the Purchase Agreement, the Company has agreed to indemnify Camden Partners for breaches of representations, warranties and covenants contained in the Purchase Agreement and the other agreements relating to the Series A Share offering.  The Series A Shares are entitled to receive cumulative quarterly dividends at an initial rate of 6% per annum at the end of each fiscal quarter.  The dividend rate has an annual escalation based on specific terms and conditions included in the Purchase Agreement.  In connection with the Series A Share offering, the Company entered into a Stockholders’ Agreement with Camden Partners, dated February 8, 2005.  Both of these agreements have been amended and the Series A Shares exchanged as per the Credit Agreement dated July 19, 2006, discussed below.

Beneficial Conversion Feature Associated with Series A Preferred Stock

The Series A Preferred Stock Shares contain a beneficial conversion feature.  In accordance with the FASB’s Emerging Issues Task Force (EITF) Issue No. 00-27, “Application of EITF 98-5 to Certain Convertible Instruments”, the Company will record an imputed dividend to the Series A preferred shareholders as an increase to accumulated deficit of $1,344 during the quarter ended March 31, 2005 because the conversion price was below the fair value of the Company’s common stock at issuance.

Credit Agreement

On July 19, 2006, the Company entered into a Credit Agreement (the “Credit Agreement”) among the Company, Camden Partners Strategic III, LLC (“Camden LLC”), as administrative agent, Camden Partners Strategic Fund III, L.P. (“Camden III”), Camden Partners Strategic Fund III-A, L.P., George S. Rich and Alkhaleej Training and Education Corporation (“Alkhaleej”).

The Credit Agreement provides for a $4 million term loan, comprised of a single advance from each of the Lenders, which matures on July 19, 2009 (the “Financing”).  Under the terms of the Credit Agreement, interest is paid quarterly, at the annual rate of 10% per year. In the event that any payment is not made when due, all outstanding obligations under the Credit Agreement will accrue interest at the default rate equal to 12% per year.  Accrued and unpaid interest on past due amounts will compound monthly.  The indebtedness will be required to be prepaid on or before the third banking day following the receipt by the Company or any of its subsidiaries of: (i) 100% of Net Cash Sales Proceeds (as defined in the Credit Agreement); and (ii) 50% of Net Cash Issuance Proceeds (as defined in the

Credit Agreement).  No prepayment shall be required upon the disposition of any location owned by the Company.  All or any portion of the outstanding principal may be prepaid in whole or in part without penalty as long as (i) any partial prepayment is for an amount not less than $100,000, which is an integral multiple of $100,000 and (ii) the Company provides the requisite written notice.

Series A Warrants

The Company issued Series A Warrants (the “Series A Warrants”) to each of the Lenders to purchase, in the aggregate, 2,000,000 shares of Common Stock of the Company.  The Series A Warrants entitle the warrant holder to exercise the warrant to purchase warrant shares (the “Series A Warrant Shares”) from and after July 19, 2006, until July 19, 2011, at an exercise price of $1.50 per share.  The exercise price is subject to adjustment under certain circumstances specified in the Series A Warrant.

Series B Warrants

The Company issued Series B Warrants (the “Series B Warrants,” and together with the Series A Warrants, the “Warrants”) to each of the Lenders to purchase, in the aggregate, 666,667 shares of Common Stock of the Company.  The Series B Warrant entitles the warrant holder to exercise the warrant to purchase warrant shares (the “Series B Warrant Shares”) from and after August 15, 2007, until July 19, 2011, at an exercise price of $1.50 per share. The Series B Warrants are subject to cancellation in full, in the event that both of the following occur: (i) the Adjusted EBITDA (as defined in the Credit Agreement) for the three-month period ending June 30, 2007 is greater than $750,000, as determined under the terms of the Series B Warrant, and (ii) certain claims have been resolved in accordance with the terms of the Series B Warrant.  The number of Series B Warrant Shares to be issued are subject to cancellation in part in the event that condition (i) above is satisfied, but condition (ii) above is not.  The exercise price of the Series B Warrants is subject to adjustment under certain circumstances as specified in the Series B Warrant.

Preferred Stock Exchange Agreement

As a condition to the Financing, on July 19, 2006, the Company entered into a Preferred Stock Exchange Agreement (the “Exchange Agreement”) with Camden III and Camden III-A, pursuant to which the Company issued 174, 693 shares of Series B Convertible Preferred Stock of the Company, no par value per share (the “Series B Shares”) in exchange for the return and cancellation of all of the shares of the Series A Convertible Preferred Stock, no par value per share (the “Series A Shares”), held by each (the “Exchange”).  Under the Exchange Agreement, Camden accepted 10,854 Series B Shares in full satisfaction of, and as consideration for, the release by Camden of any claims relating to the accrued but unpaid dividends on the Series A Shares and the interest accrued on such unpaid dividends.

Amended and Restated Stockholders’ Agreement

In connection with the Financing, the Company entered into an Amended and Restated Stockholders’ Agreement with Camden, (for purposes of the Amended Stockholders’ Agreement, the “Series B Stockholders”), Alkhaleej, and the holders of Warrants (the “Warrant Holders”), dated as of July 19, 2006 (the “Amended Stockholders’ Agreement”).  The Amended Stockholders’ Agreement amends and restates the Stockholders’ Agreement, dated as of February 7, 2005, and filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated February 11, 2005. Pursuant to the Amended Stockholders’ Agreement and the Certificate, the Series B Stockholders are entitled to elect three directors to the Board of Directors (the “Series B Preferred Directors”).  All other Directors of the Company will be elected by holders of Common Stock and the Series B Stockholders voting as a single class, on an as-converted basis.  Pursuant to the Amended Stockholders’ Agreement, for so long as the Series B Stockholders are entitled to elect Series B Preferred Directors, the Company, each Series B Stockholder and each Warrant Holder are required to take certain actions, including, without limitation, to establish the size of the Board at nine directors, to elect to the Board of Directors the Series B Preferred Directors, with such directors initially being Donald W. Hughes, David L. Warnock and Alwaleed Aldryann, and, within eighteen (18) months of the date of the Amended Stockholders’ Agreement, to elect an independent director to replace an incumbent director.  Additionally, Camden is required to vote all of its shares in favor of the Common Directors proposed by the Board of Directors’ Governance Committee.  Under the terms of the Amended Stockholders’ Agreement, for as long as the loan is outstanding or Alkhaleej beneficially holds not less than seventy-five percent (75%) of the Series A Warrants issued, or the Common Stock issued pursuant to the Warrants, the Company, the holders of Series B Shares and Alkhaleej shall take all steps necessary to retain Mr. Aldryann.  The Amended Stockholders’ Agreement also provides that so long as Camden holds at least 25% of the Series B Shares, it will have board observation rights. Under the terms of the Amended Stockholders’ Agreement, the Series B Stockholders may transfer Series B shares subject to a right of first refusal by the Company.  Under the terms of the Amended Stockholders’ Agreement the Company granted preemptive rights with respect to future issuances of equity securities by the Company to each holder of 10,000 Series B Shares and each Warrant Holder, subject to customary exceptions.

Amended and Restated Registration Rights Agreement

In connection with the Exchange, the Company entered into an Amended and Restated Registration Rights Agreement, dated July 19, 2006, by and among the Company, Camden, Alkhaleej and the Warrant Holders (the “Amended Registration Rights Agreement”).  The Amended Registration Rights Agreement amends and restates the Registration Rights Agreement, dated as of February 8, 2005, and filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated February 11, 2005.  Pursuant to the terms of the Amended Registration Rights Agreement, the Company agreed to register the resale of the shares of Common Stock issuable upon conversion of the Series B Shares and the Warrants under the Securities Act under certain circumstances.  These rights include two opportunities to require registration by the Company, at any time after the Company is eligible to file a registration statement on Form S-3, as well as the right to participate in other registrations initiated by the Company or other stockholders.  The Amended Registration Rights Agreement provides for customary indemnifications between the Company, Camden and the Warrant Holders.

Under the Amended Registration Rights Agreement, the Company agreed not to grant registration rights with respect to Common Stock to any other person unless such rights are subordinate to those granted under the Amended Registration Rights Agreement.

Unregistered Sales of Equity Securities

On July 19, 2006, the Company issued Warrants to purchase 2,666,667 shares of common stock of the Company at a per share price of $1.50, for an aggregate offering price of $4,000,000. The issuance of the Warrants was made in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated there under.  On July 19, 2006, the Company issued 174,693 Series B Shares to Camden in exchange for Series A Shares pursuant to the Exchange. The issuance of the Series B Shares was made in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated there under.

Certificate of Decrease

In connection with the Exchange, on July 10, 2006, the Company filed a Certificate of Decrease Relating to the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of the Company (the “Certificate of Decrease”) with the Secretary of State of the State of Delaware to decrease the number of designated shares of Series A Preferred from 2,000,000 shares to 1,638,398 shares.

Certificate of Designation of Series B Shares

Subsequent to filing the Certificate of Decrease, on July 10, 2006, the Company filed a Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (the “Certificate of Designation”), pursuant to which the Series B Shares are entitled to receive cumulative quarterly dividends at an initial rate of 8% per annum on the last day of March, June, September and December of each year.  On the fourth anniversary of the date of issuance, the dividend rate will increase to 12% per annum.  Upon any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the Series B Shares are entitled to a liquidation preference in an amount equal to $37.50 per share, plus any accrued but unpaid dividends.  A Change of Control (as defined in the Certificate) will be considered a liquidation event, unless a majority of the outstanding Series B Shares elect otherwise.  The Series B Shares are convertible at any time, at the option of each holder of Preferred Shares, into fully paid and non-assessable shares of Common Stock.  Initially, the conversion rate is 20.8333 shares of Common Stock for one Series B Share.  However, the conversion price of the Series B Shares is subject to adjustment in the event of a consolidation, merger subdivision or combination of shares or the issuance of stock dividends, in the event that the Company issues additional shares of Common Stock at a price per share which is less than the conversion price, or in the event that the Company issues warrants, options or other stock purchase rights for which the purchase price for the Common Stock is less than the conversion price.

At any time after February 7, 2007, the Company may convert all the Series B Shares into shares of Common Stock at the then-applicable conversion price; provided that the Common Stock meets certain requirements with respect to trading volume and price on the market or exchange on which the Common Stock is trading, or if none, by a nationally recognized quotation reporting service, and there is then in effect a registration statement permitting the resale of the Common Stock received upon conversion of the Series B Shares.  At any time after February 7, 2009, the Company may convert fifty percent (50%) of the Series B Shares into shares of Common Stock at the then-applicable conversion price; provided that the Common Stock meets a certain requirement with respect to its trading price on the market or exchange on which the Common Stock is trading, or if none, by a nationally recognized quotation reporting service, and there is then in effect a registration statement permitting the resale of the Common Stock received upon conversion of the Series B Shares.  The Company may convert all Preferred Shares not previously converted any time after February 7, 2011; provided that the Common Stock meets a certain trading price requirement on the market or exchange on which the Common Stock is trading, or if none, by a nationally recognized quotation reporting service and there is then in effect a registration statement permitting the resale of the Common Stock received upon conversion of the Series B Shares.

At any time after the sixth anniversary of the date that Series B Shares are first issued, the Company may redeem the Series B Shares, in whole or in part, at a redemption price equal to 2.25 times the original issue price of the Series B Shares, $37.50, plus an amount equal to the accrued but unpaid dividends thereon.  Until the holders of Series B Shares own less than 50% of the Series B Shares originally issued, the Company cannot take certain actions without obtaining the approval of the holders of a majority of the outstanding Series B Shares, including the issuance, creation, designation or authorization of any securities having rights or preferences senior to or on parity with the Series B Shares, incur indebtedness in excess of $5 million, effect a capital expenditure in excess of $2,500, or enter into an acquisition or joint venture for which the consideration is in excess of $2,500.  As long as at least fifty percent (50%) of the Series B Shares issued upon the closing of the Exchange Agreement remain outstanding, the holders thereof shall be entitled to elect, at a meeting of such stockholders, three Series B Directors, who will not serve a classified term with the directors elected by the holders of Common Stock together with the holders of any other class or series of capital stock entitled to vote thereon.  In addition, holders of the Preferred Shares are entitled to vote with the Common Stock as a single class at stockholders’ meetings, on an as-converted basis.  The rights of the Series A Shares have been eliminated and replaced by the rights granted under the Series B Shares.  The rights of the Common Stock have been materially limited by the issuance of the Series B Shares.  The general effect of the issuance of the Series B Shares upon the rights of the holders of the Common Stock is more fully described in the Certificate of Designation, as described above.

Certificate of Elimination

On July 20, 2006, the Company filed with the Secretary of State of the State of Delaware a Certificate of Elimination of Series A Convertible Preferred Stock of the Company to eliminate all matters set forth in the Certificate of Designation with respect to the Series A Shares from the Company’s Certificate of Incorporation.

Election of Director

On July 19, 2006, Camden elected David L. Warnock, Donald W. Hughes and Alwaleed Aldryann to serve on the Board of Directors of the Company.  Mr. Warnock, Mr. Hughes and Mr. Aldryann were elected to the Board of Directors in accordance with the Certificate of Designation and the Amended Stockholders’ Agreement.  The Certificate of Designation and Amended Stockholders’ Agreement provide that the holders of a majority of the Series B Shares are entitled to designate and elect three individuals to be elected or appointed to serve as the Series B Directors, with such persons initially being Mr. Warnock, Mr. Hughes and Mr. Aldryann. The Amended Stockholders’ Agreement further provides that for so long as the loan is outstanding or Alkhaleej is the beneficial owner of not less than seventy-five percent (75%) of the Series A Warrants issued as of the July 19, 2006, or the common stock issued pursuant to the Series A Warrants, the Company, Alkhaleej and Camden shall take all necessary actions as may be required to elect and retain Mr. Aldryann as one of the Series B Preferred Directors.

Creation Of New Entity

In January 2006 the Company incorporated a new subsidiary, New Horizons Franchising Group, Inc. (“NHFG”), for the purpose of continuing certain aspects of the Parent’s franchising business.  NHFG will franchise New Horizon Computer Learning Centers and will be a successor to the business operations of New Horizons Computer Learning Centers, Inc., an affiliated company.

Asset Sales

Effective March 31, 2005, New Horizons Computer Learning Center of Sacramento, Inc. (“NH Sacramento”), a wholly owned subsidiary of the Company, sold substantially all of its assets to MOROCO LLC, a South Carolina limited liability company (“MOROCO”).  As part of the transaction, MOROCO assumed certain liabilities, including deferred service obligations, and substantially all of the assets of NH Sacramento effective as of the Closing Date.  MOROCO also entered into a standard franchise agreement with New Horizons Computer Learning Centers, Inc., pursuant to which MOROCO paid an initial franchise fee of $75.  MOROCO also executed a sublease agreement with NH Sacramento for the facility in Sacramento, CA, which expires November 30, 2006.  The Company does not anticipate recording a material pretax gain or loss from this sale, and due to a number of uncertainties involving certain assets and liabilities, the Company will defer recognition of any gains to future periods.

Effective February 28, 2006, NHCLC of San Antonio, Inc., a wholly owned subsidiary of the Company, completed the sale of substantially all of its assets to a group that includes the former management of the subsidiary (the “Buyer”), for an aggregate purchase price of $250 consisting of $125 in cash and a promissory note in the principal amount of $125 with a two-year term and a 7% annual interest rate, plus the assumption by the Buyer of certain liabilities.  Concurrent with the sale of the assets, the Company’s franchising subsidiary, New Horizons Franchising Group, Inc., executed a franchise agreement with the Buyer, pursuant to which the Buyer was granted the right to operate a New Horizons Computer Learning Center in a territory comprised of San Antonio, Corpus Christi, Rio Grande Valley, Laredo and San Angelo, Texas.

Effective March 31, 2006, New Horizons Computer Learning Center of Charlotte, Inc., a wholly owned subsidiary of the Company, completed the sale of substantially all of its assets to Sukothai, Inc., a North Carolina corporation (the “Buyer”), for an aggregate purchase price of $75 consisting of $38 in cash and a promissory note of $37 with a one year term and a 6% annual interest rate, plus the assumption by the Buyer of certain liabilities.  Concurrent with the sale of the assets, the Company’s franchising subsidiary, New Horizons Franchising Group, Inc., executed a franchise agreement with the Buyer, pursuant to which the Buyer was granted the right to operate a New Horizons Computer Learning Center in the Charlotte metropolitan area.

Effective April 28, 2006, New Horizons Computer Learning Center of Memphis, Inc., New Horizons Computer Learning Center of Nashville, Inc., and New Horizons Computer Learning Center of Atlanta, Inc., each a wholly owned subsidiary of the Company, completed the sale of substantially all of their assets to buyers affiliated with existing New Horizon franchises for an aggregate purchase price of $1,000 in cash, plus the assumption by the buyers of certain liabilities.  Concurrent with the sale of the assets, the Company’s franchising subsidiary, New Horizons Franchising Group, Inc., executed franchise agreements with the buyers, pursuant to which the buyers were granted the right to operate a New Horizons Computer Learning Center in each affected metropolitan area.

Effective June 30, 2006, New Horizons Computer Learning Center of Hartford, Inc., a wholly owned subsidiary of the Company, completed the sale of substantially all of its assets to NHCLC — Hartford, LLC for an aggregate purchase price of $125 in cash and $75 in franchise fees.  Concurrent with the sale of the assets, the Company’s franchising subsidiary, New Horizons Franchising Group, Inc., executed franchise agreements with the buyers, pursuant to which the buyers were granted the right to operate a New Horizons Computer Learning Center in the Hartford metropolitan area.

Effective July 31, 2006, New Horizons Computer Learning Center of Albuquerque, Inc., a wholly owned subsidiary of the Company, completed the sale of substantially all of its assets to R.A.R.E. Technologies, LLC for an aggregate purchase price of $100 plus the assumption by the buyers of certain liabilities.  Concurrent with the sale of the assets, the Company’s franchising subsidiary, New Horizons Franchising Group, Inc., executed a franchise agreement with the buyer, pursuant to which the buyer was granted the right to operate a New Horizons Computer Learning Center in New Mexico and the El Paso, Texas metropolitan area.

Delisting from the NASDAQ National Market

On July 20, 2005, the Company received notification from The Nasdaq Stock Market, Inc. (“Nasdaq”) that the Company’s securities were being delisted from the Nasdaq National Market, effective with the open of business on Friday, July 22, 2005.  The Company has been unable to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 due to the additional time required to (a) prepare (i) the Company’s consolidated financial statements for the year ended December 31, 2004 and (ii) management’s annual report on internal control over financial reporting and (b) assist the Company’s independent registered public accounting firm in completing its audit procedures in order to provide the Company with the required audit report and attestation report on management’s assessment of its internal control over financial reporting.  The Company’s failure to timely file these periodic reports violates Nasdaq Marketplace Rule 4310(c)(14) for continued listing on Nasdaq.

The Company’s common stock is not currently eligible to trade on the OTC Bulletin Board because, as described above, the Company is not current in its reporting obligations under the Securities Exchange Act of 1934.  Quotations for the Company’s common stock appear in the National Daily Quotations Journal, often referred to as the “pink sheets,” where subscribing dealers can submit bid and ask prices on a daily basis.

Late Filing of SEC Reporting

Due to the substantial time and effort management has devoted to the completion of the tasks required for completing the 2004 audit, as well as the resignation of the Company’s independent registered public accounting firm, management has been unable to perform the control procedures and develop the financial information necessary to prepare the information required to be included in the Company’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005, September 30, 2005, March 31, 2006 and June 30, 2006.  In addition the Company was unable to timely file the Annual Report on Form 10-K for the year ended December 31, 2004 and 2005.  The Company is unable to determine the date on which it will file its Quarterly and Annual Reports on Form 10-Q and Form 10-K respectively for the periods noted above.

Changes in Registrant’s Certifying Accountant

Prior to the completion of the 2004 audit, the Company’s auditor, Grant Thornton LLP (“prior auditors”) and the Audit Committee of the Board of Directors (“Audit Committee”) agreed that the Company’s  prior auditors would not be engaged to conduct the review of the Company’s financial statements for quarterly periods beginning in 2005 or to conduct the audit for the year ending December 31, 2005.  Consequently, on September 14, 2005 the

Audit Committee engaged Squar, Milner, Miranda & Williamson LLP (“Squar Milner”) (formerly known as Squar, Milner, Reehl & Williamson, LLP) as its new independent registered public accounting firm to review the Company’s financial statements for the interim periods commencing on and after January 1, 2005 and to conduct the audit for the year ending December 31, 2005.

During the course of their audit of the financial statements for the year ended December 31, 2004, the Company’s prior auditors advised the Company that due to its identification of material weaknesses in the systems of internal control, the scope of their work would need to be expanded significantly in order for them to complete the audit and render an auditors’ report for 2004.  Subsequently, as disclosed on Form 8-K, the Company’s prior auditors advised the Company that even after expanding the scope of their work, they were unable to complete the audit for 2004.  On September 27, 2005, the Company’s prior auditors informed the Company that the client-auditor relationship was being terminated.

Following the resignation of the Company’s prior auditors, the Audit Committee engaged Squar Milner to perform the audit for the period ended December 31, 2004.

Entry or Departure of Director or Principal Officers

On October 15, 2004 Robert McMillian informed the Company that he was resigning as Senior Vice President and Chief Financial Officer to take a similar position with another company.  Jeffrey S. Cartwright was hired on February 7, 2005 to replace Mr. McMillian.  On February 2, 2006, Mr. Cartwright informed the Company that he was resigning as Senior Vice President and Chief Financial Officer of the Company effective February 16, 2006 to take a position with another company.  On February 8, 2006, the Board of Directors announced the appointment of Charles M. Caporale as Senior Vice President and Chief Financial Officer.  Mr. Caporale served as a consultant to the Company from November 2005 through February 5, 2006, and as interim Chief Financial Officer of the Company from October 2004 to February 2005.  Please refer to the Company’s Current Reports on Form 8-K, filed with the Commission on February 8, 2006.

On February 8, 2006, the Board of Directors announced that Thomas J. Bresnan, the Company’s President and Chief Executive Officer, would be resigning following a transition period during which a search for a new President and Chief Executive Officer would be undertaken by the Board. Please refer to the Company’s Current Report on Form 8-K, filed with the Commission on February 8, 2006.  On July 5, 2006, the Company appointed Mark A. Miller as President and Chief Executive Officer.  Mr. Miller was also appointed to fill a vacancy on the Company’s Board of Directors, effective as of the close of business on July 5, 2006.  Please refer to the Company’s Current Report on Form 8-K, filed with the Commission on July 11, 2006.  On July 31, 2006, Mr. Bresnan resigned as President and as a director of the Company.

The resignation of the aforementioned officers did not involve any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

Acceleration of Stock Options

On December 12, 2005, the Board of Directors of the Company upon the recommendation of the Board’s Compensation Committee, approved the acceleration of the vesting of all currently outstanding stock options granted under the Company’s stock option plans held by current employees and officers, that were both unvested and “out-of-the-money” as of December 12, 2005.  By accelerating the vesting of these options, the Company estimates that approximately $1.4 million of pre-tax future compensation expense will be eliminated in the fiscal 2006 through 2009 periods.  As a result of the decision to accelerate vesting, options to purchase 539,675 shares, representing approximately 32% of total options outstanding of the Company’s common stock, which would have vested from time to time over the next four years, became immediately exercisable.  The number of shares, exercise prices, and remaining terms of the Options subject to the acceleration remain unchanged.

The accelerated Options include 266,250 options held by the Company’s executive officers and 273,425 options held by employees.  The acceleration did not impact options held by the Company’s non-employee directors.  Based on the Company’s closing stock price of $0.79 per share on December 12, 2005, all of the accelerated options have exercise prices above the closing stock price at that time.  The accelerated options have exercise prices ranging from $2.15 to $13.75 per share.  The weighted average exercise price of all accelerated options is $5.33 per share.

The primary purpose for the vesting acceleration is to enable the Company to eliminate future compensation expense associated with the accelerated Options following the Company’s planned adoption of FASB Statement No. 123R, “Share-Based Payment,” effective January 1, 2006.

Entry into a Material Definitive Agreement With Officers

Bresnan Agreement

On February 7, 2006, the Company entered into an agreement with Thomas J. Bresnan, the Company’s President and Chief Executive Officer setting forth the terms pursuant to which Mr. Bresnan will lead the Company through a transition period during which a search for a new President and Chief Executive Officer will be undertaken by the Board of Directors of the Company.  The entire agreement is included in Form 8-K filed on February 7, 2006.

Caporale Agreement

On February 6, 2006, the Company entered into an agreement with Charles M. Caporale, which sets forth the principal terms of Mr. Caporale’s employment as Senior Vice President and Chief Financial Officer of the Company.  The entire agreement is included in Form 8-K filed on February 7, 2006.

Miller Agreement

On July 5, 2006, the Company entered into an employment agreement with Mark A. Miller to serve as the Company’s President and Chief Executive Officer.  The entire agreement is included in Form 8-K filed on July 5, 2006.

Notice of Non-Compliance with State Regulatory Requirements

In conjunction with the Company’s license renewal process in New York, the State Education Department reviewed both school and student files in the New York company-owned location in 2006.  The review noted the following violations of the state’s education law:

1.               Teaching approved curricula in a unapproved manner;

2.               Unlicensed or improperly licensed teachers; and

3.               Failure to maintain proper entrance requirements.

The review noted the following violation of the state’s Commissioner’s Regulations:

1.               Failure to use conforming enrollment agreements;

2.               Failure to maintain documentation for student attendance; and

3.               Failure to properly maintain student files.

As a result, the Company was fined $200 by the Education Department, $100 to be paid in 2006 and the remainder in 2007.

Termination of Material Contractual Agreement

The Microsoft Learning License and Distribution Agreement between the Company and Microsoft, which granted the Company the right to customize and distribute certain Microsoft learning products to the Company’s network of computer learning centers, was cancelled on July 1, 2006.  The Company had revenues of $12,815 and $11,753 for the years ended December 31, 2004 and 2003, respectively under this agreement.

Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On July 27, 2006, the Audit Committee of the Company, upon the recommendation of management and after consulting with Squar Milner concluded that previously issued financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and the quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004 (collectively, the “Financials”) should no longer be relied upon because of errors in those financial statements.  The Audit Committee further determined that it would be appropriate to restate the Financials.

Stock Purchase

On August 16, 2006 the Company announced on Form 4 that Mark Miller, the Company’s President and Chief Executive Officer exercised a provision in his employment contract and purchased 108,695 shares of the Company’s common stock at a purchase price of $0.92 per share.  The stock is unregistered.

18.       Other Income

In 2004, the Company recorded other income of $135.  The amount is made up of a gain of $148 related to the subsequent collection of accounts receivable that had been previously fully reserved, offset by $13 realized from a loss on the sale of assets.

During the fourth quarter of 2003, the Company recorded a gain of $114 associated with the sale of an international business opportunity.  The consideration for the sale, consummated in 2000, consisted of notes receivable that were fully reserved for as of the date of the transaction.  The gain recorded in 2003 represents cash payments on such notes received in 2003.

19.       Segment Reporting

The Company’s business units have been aggregated into two reportable segments, company- owned locations and franchising.  The two segments are managed separately due to differences in their sources of revenues and services offered.  The company-owned locations segment operates wholly-owned computer training centers in 15 metropolitan cities within the continental United States and generates revenue through the sale and delivery of PC applications, technical software training courses and business skills courses.  The franchising segment franchises domestic and international computer training centers and provides computer training instruction, sales, and management concepts to franchisees.  The franchising segment earns revenues from initial franchise fees, on-going royalties from franchise operations, and the sale of courseware and other products to franchisees.

Summarized financial information concerning the Company’s reportable segments is shown in the following tables:

For the year ended December 31, 2004:

	Company- owned Locations	Franchising	Consolidated
Revenues	$86,760	$33,165	$119,925
Depreciation and amortization	2,754	3,323	6,077
Fixed asset impairment	1,468	400	1,868
Goodwill impairment	6,960	—	6,960
Interest expense	5	342	347
Investment income	1	481	482
Loss before income taxes and cumulative effect of change in accounting principle	(20,797)	(1,437)	(22,234)
Income tax (benefit) provision	(65)	1,001	936
Net loss	$(20,732)	$(2,438)	$(23,170)

Total assets	$16,316	$32,953	$49,269

For the year ended December 31, 2003 (Restated and Unaudited):

	Company- owned Locations	Franchising	Consolidated
Revenues	$98,058	$33,338	$131,396
Depreciation and amortization	3,598	3,377	6,975
Fixed asset impairment	—	—	—
Goodwill impairment	—	—	—
Interest expense	579	—	579
Investment income	5	138	143
Income (loss) before income taxes and cumulative effect of change in accounting principle	(2,500)	402	(2,098)
Income tax provision	9,013	14,661	23,674
Loss from continuing operations	(12,513)	(13,259)	(25,772)
Income from discontinued operations, net of taxes	—	249	249
Net loss	$(12,513)	$(13,010)	$(25,523)

Total assets	$65,062	$3,723	$68,785

20.       Quarterly Financial Data (Restated and Unaudited)

Summarized quarterly financial data for continuing operations as previously presented for 2004 and 2003 is as follows:

	As Previously Presented
	Q1	Q2	Q3
Year ended December 31, 2004:
Revenues	$33,263	$33,072	$32,225
Gross Profit	13,847	13,066	13,402
Fixed asset impairment	—	—	(726)
Goodwill impairment	—	—	(6,960)
Operating loss	(352)	(991)	(8,350)
Loss on legal settlement	—	—	(1,700)
Provision (benefit) for income Taxes	(142)	(395)	24,940
Net loss	(213)	(594)	(35,011)
Basic loss per share	(0.02)	(0.06)	(3.34)
Diluted loss share	(0.02)	(0.06)	(3.34)

	As Previously Presented
	Q1	Q2	Q3	Q4
Year ended December 31, 2003:
Revenues	$35,827	$35,958	$35,030	$32,340
Gross Profit	15,817	16,311	15,142	12,661
Fixed asset impairment	—	—	—	—
Goodwill impairment	—	—	—	—
Operating income (loss)	443	747	1,232	(872)
Loss on legal settlement	—	—	—	—
Provision (benefit) for income taxes	111	—	456	(386)
Net income (loss)	166	382	682	(185)
Basic earnings (loss) per share	0.02	0.04	0.07	(0.03)
Diluted earnings per (loss) share	0.02	0.04	0.07	(0.03)

Summarized quarterly financial data for continuing operations as restated and unaudited for 2004 and 2003 is as follows:

	Restated and Unaudited
	Q1	Q2	Q3
Year ended December 31, 2004:
Revenues	$31,966	$31,674	$31,014
Gross Profit	13,063	12,889	12,980
Fixed asset impairment	—	—	(1,103)
Goodwill impairment	—	—	(6,960)
Operating loss	(709)	(1,213)	(10,545)
Loss on legal settlement	—	—	(1,700)
(Benefit) for income taxes	(142)	(395)	(643)
Net loss	(571)	(817)	(9,921)
Basic loss per share	(0.05)	(0.08)	(0.95)
Diluted loss share	(0.05)	(0.08)	(0.95)

	Restated and Unaudited
	Q1	Q2	Q3	Q4
Year ended December 31, 2003:
Revenues	$31,986	$34,738	$33,340	$31,332
Gross Profit	11,820	15,425	14,090	13,350
Fixed asset impairment	—	—	—	—
Goodwill impairment	—	—	—	—
Operating income (loss)	(2,991)	666	998	(449)
Loss on legal settlement	—	—	—	—
Provision for income taxes	111	256	454	22,853
Net income (loss)	(3,262)	296	447	(23,004)
Basic earnings (loss) per share	(0.31)	0.03	0.04	(2.21)
Diluted earnings per (loss) share	(0.31)	0.03	0.04	(2.21)

Significant Fourth Quarter Adjustments

Impairment of Goodwill

In accordance with SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are tested for impairment annually and also in the event of an impairment indicator.  As a result of this testing, the Company recorded a pretax impairment charge of $6,960 related to its company-owned locations reporting unit during the third quarter of 2004.  See also Note 7 “Goodwill” for additional discussion.

Impairment of Fixed Assets

During 2004, the Company recorded a non-cash impairment charge of $1,868 of which $1,468 was against fixed assets at the Company’s Anaheim, Charlotte, Chicago, Cleveland, Hartford, Los Angeles and Sacramento company-owned locations.  Another $400 of fixed assets was impaired at the Company’s corporate location.  The charges were pursuant to SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”  The non-cash impairment charge is the result of continued operating and cash flow losses arising from the respective locations and a decrease in the estimated fair value of each company-owned location.  The estimated fair value of each company-owned location was determined based on recent sales of comparable locations within the Company’s franchise network. See also Note 6 “Property and Equipment” for additional discussion.

Loss on Legal Settlement

During the fourth quarter of 2004, the Company agreed to settle an outstanding lawsuit.  In connection with the settlement, the Company accrued a loss on legal settlement of $1,700 in the third quarter of 2004, which is included within other current liabilities as of December 31, 2004.  The amount was paid during the second quarter of 2005.  In connection with another case, the Company has accrued a loss on legal settlement of $658 during the fourth quarter of 2004, which is included within other current liabilities in the Company’s consolidated balance sheet as of December31, 2004.  See also Note 15 “Commitment and Contingencies” for additional discussion.

Income Tax Expense

The Company regularly analyzes the future recovery of its deferred tax assets based on its best estimates of future taxable income.  As a result of this analysis, the Company recorded a net deferred tax valuation allowance of $7,907 as of December 31, 2004.  See also Note 8 “Income Taxes” for additional discussion.

MANAGEMENT’S ASSESSMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Disclosure Control and Procedures

As of the quarter ended December 31, 2004, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures. This evaluation was done under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer.

Disclosure controls and procedures are defined in SEC rules as controls and other procedures designed to ensure that information required to be disclosed in Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We believe that our disclosure controls and procedures have improved due to the scrutiny of and remedial actions taken with respect the matters discussed below under “Internal Control Over Financial Reporting. We note however that a control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

We did not complete our assessment but based on the evaluation, our management, including our Chief Executive Officer and Chief Financial Officer, concluded that the design of our disclosure controls and procedures was not effective in ensuring that information required to be disclosed in the reports we file under the Exchange Act is recorded, processed summarized and reported within time periods specified in SEC rules and forms.

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Our internal control over financial reporting is designed to provide assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America (“GAAP”). We recognize that because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

To evaluate the effectiveness of our internal control over financial reporting, management used the criteria described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

Management was unable to complete its assessment of the effectiveness of our internal control over financial reporting due to significant turnover in key financial management positions including the Chief Financial Officer and Corporate Controller.  The turnover in the Company’s accounting and finance department resulted in loss of significant knowledge and experience in our accounting policies and procedures.   However, management was able to conclude based on the incomplete assessment that our internal controls over financial reporting were not effective as of December 31, 2004 because of the material weaknesses identified and described below.

Although we have not completed our assessment of the effectiveness of the Company’s internal control over financial reporting, material weaknesses in internal control over financial reporting have been identified by us as of December 31, 2004, including material weaknesses identified in the post closing process as more fully described below. It is possible had management been able to complete the assessment, additional material weaknesses would have been identified.  As a result of these material weaknesses, we did not prevent or detect errors in our financial statements, which led to  restatements of 2004 (first three interim periods) and 2003 interim consolidated financial statements, and  the 2003 annual consolidated financial statements, which primarily impacted revenue, accounts receivable, deferred tax assets, prepaid assets and current liabilities and accumulated deficit as presented in Notes 2 and 3 to our consolidated financial statements elsewhere in this Report.

As described above, management did not complete its evaluations of internal controls as of December 31, 2004.  Based upon our incomplete assessment, we identified material weaknesses, as discussed below.  These items were grouped according to the components of the COSO framework to which they relate. A material weakness (within the meaning of PCAOB Auditing Standard No. 2) in internal control over financial reporting is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Control Environment

The Company did not maintain an effective control environment. Specifically:

1.              Management’s assessment of internal control was not completed as of December 31, 2004.  Specifically, the testing and evaluation of the Company’s internal controls was not completed in a timely manner, primarily due to insufficient financial accounting resources, including adequate oversight of the process and lack of expertise associated with the documentation and testing of controls. In addition, many of the Company’s controls were undocumented and included certain automated controls, which could not be adequately tested before December 31, 2004, all of which severely limited our ability to provide reasonable assurance that internal controls over financial reporting were operating effectively as of December 31, 2004.

2.              Policies and procedures were neither written nor maintained and its program for assessing the effectiveness of internal control over financial reporting, including general and application information technology related controls was not sufficient to provide a basis to determine the quality of overall internal control performance.  Further, the Company did not put into place an effective plan to remediate control deficiencies discovered.

3.              Due to system limitations, the Company places heavy reliance on manual procedures without appropriate quality control review and other monitoring controls to adequately identify and assess significant risks that may impact financial statements and related disclosures.

4.              Significant turnover of key financial personnel and a lack of properly trained and skilled accounting personnel had a pervasive effect on the Company’s control environment.  This situation combined with a departmental structure in which responsibilities were assigned with no cross training and little communication, adversely impacted the consistent application of activity-level controls across all of our significant transaction cycles and increased the likelihood of a material misstatement in the financial statements.

Control Activities

5.              The Company did not utilize effective controls over the measurement, presentation and disclosure of recording revenue. Controls were not in place to ensure that (i) customer confirmations were obtained on sales orders, (ii) appropriate segregation of duties was in place, (iii) reviews were performed prior to posting invoices/credit memos (iv) effective analyses were performed on old outstanding receivables and (v) sales returns estimates were adequate. Additionally, reconciliations and reviews were not in place for franchise royalties, Microsoft Official Curriculum (MOC) fees, Enterprise Learning Solutions (ELS) fees, Online Live (OLL) and Online Anytime (OLA) fees. In addition, certain revenues were improperly recorded on a gross basis where the Company is not the principal.

6.              The Company did not have effective controls to recognize certain revenue transactions in the proper period.  Necessary reconciliations, analyses and reviews were not in place for deferred revenue and undelivered class offerings (i.e. futures).  Specifically, controls were not in effect to review the revenue recognition rate calculations derived from the student attendance analyses performed quarterly and used to record the deferred revenue amounts in the financial statements.  Further, an error in the system logic of the Futures Report (which is used to record the futures liability in the financial statements) was discovered during the 2004 audit which resulted in the overstatement of revenue and inaccurate future liability calculations and recordings.

7.              The Company did not employ effective procurement process controls such as purchase order approvals, invoice reviews, and the performance of a three-way match prior to making payments to vendors.

8.              The Company did not maintain effective controls related to the ELS product line coupon tracking and liability calculation.  Liabilities associated with the sale of ELS coupons were not being calculated and recorded properly.

9.              The Company did not use effective controls such as reconciliations, segregation of duties, reviews, valuations and analyses to ensure that certain financial statement transactions were initiated, authorized, processed, documented and recorded appropriately. This was primarily evident in the following specific areas:

i.	cash;
ii.	prepaid expenses;
iii.	accounts receivable;
iv.	fixed assets purchases, disposals, and leases – including capitalized computer software licenses;

v.	cash surrender value of life insurance;
vi.	accounts payable and accrued liabilities;
vii.	debt balance and interest expense;
viii.	intercompany balances;
ix.	deferred rent;
x.	change in owner’s equity;
xi.	revenue recognition estimates;
xii.	ELS revenue;
xiii.	revenue deferrals;
xiv.	bad debt provision;
xv.	payroll;
xvi.	treatment of leases
xvii.	income tax provision; and
xviii.	fixed asset impairment

Specifically, controls were not in place to ensure that the Company’s accounts were accurate and agreed to detailed support.

10.        The Company did not employ effective controls to perform reviews of material business contracts

11.        The Company did not maintain effective controls over the complete and accurate recording of leases in accordance with GAAP. Specifically, the Company did not accurately record rent expense as it failed to reflect the terms of lease amendments (rent holidays, rent escalation clauses) to properly calculate rent expense and deferred rent liability using the straight line method required by GAAP.

12.        The Company did not maintain effective controls over the accounting for income taxes in the United States to ensure amounts are accurately accounted for in accordance with GAAP. Specifically, the Company did not have controls designed and in place to ensure that accounting personnel performed the following: properly measure deferred tax accounts in the financial statements utilizing appropriate tax rates, reconcile deferred temporary differences to appropriate supporting documentation, record income tax provision properly between current and deferred tax accounts in the balance sheet, reconcile prior years’ income tax returns to the appropriate period income tax provision computations, record valuation allowances on a timely basis based on a complete evaluation of negative and positive evidence, giving more weight to negative evidence such as recent historical losses over estimated future profitability, timely identify income tax exposures and contingencies, and reconciled tax accounts to tax filings.

13.        The Company did not utilize effective controls over the period end financial reporting process. Specifically, financial close checklists were not being utilized to ensure completion of all items necessary to perform the closing process.  Further, controls were not in place to ensure journal entries, both recurring and non-recurring, were regularly reviewed, evaluated and approved for proper accounting treatment.

14.        The Company did not have effective controls over access to the Company’s financial applications and data. Specifically, controls were not designed and in place to ensure that access to certain financial applications and data at certain locations were adequately restricted and this access was not regularly monitored.  In addition, the Company did not have effective controls related to system configuration changes, authorizations, approvals, monitoring and communications. Other IT control deficiencies were related to the backing up of system data and the documentation of operating procedures.

15.        The Company did not maintain effective controls over system reports and spreadsheets used for financial reporting purposes.  Errors in the logic of the Futures Report resulted from of ineffective controls to validate system generated reports and verify the accuracy of such reports used to support general ledger accounts and preparation of the Company’s financial statements.

Information and Communication

16.        The Company did not have effective controls over the communication of policies, procedures and ethical guidelines.  In many cases policies were not documented at all and if documented they were not effectively communicated.  Additionally, controls were not designed to ensure that the Business Code of Conduct was received and examined by personnel across the Company

Monitoring

17.        The Company did not employ effective controls for monitoring the performance of internal controls over financial reporting and related policies and procedures including general and application information technology related controls. Specifically, controls were not in place to ensure control deficiencies were identified and remediated on a timely basis. This deficiency has had a pervasive impact on the Company’s control environment and has contributed to the many material weaknesses described above.

Each of the above control deficiencies could result in a misstatement of account balances or disclosure, including the aforementioned accounts identified in the material weaknesses above, that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

Squar, Milner, Miranda & Williamson, LLP (“Squar Milner”), our independent registered public accounting firm, was unable to complete the procedures necessary to satisfy themselves as to the effectiveness of  our internal control over financial reporting as of December 31, 2004. Squar Milner’s report on our internal control over financial reporting disclaims an opinion on our assessment and on the effectiveness of our internal control over financial reporting and management’s remediation plans. Refer to Squar Milner’s report on page 81.

Internal Control Weaknesses

As part of its internal control review, the Audit Committee concluded that former senior management did not set an appropriate tone at the top that was conducive to an effective control environment.  Additionally, the Company’s financial staff conducted a review of its’ financial reporting process.  The aggregate impact of all of the identified errors on the Company’s consolidated balance sheet is a reduction of $27 million in retained earnings and stockholders’ equity at December 31, 2003 and a reduction of consolidated statement of operations for the nine months ended September 30, 2004 of $25 million.  See also Note 2 “Prior Period Adjustments” and Note 3 “Supplemental Financial Information” for additional discussion.

REMEDIATION OF MATERIAL WEAKNESSES IN
INTERNAL CONTROL OVER FINANCIAL REPORTING

As of the filing date of this report, the Company has not fully remediated the material weaknesses in the Company’s internal control over financial reporting as of December 31, 2004.  We have extensive work remaining to remedy the material weaknesses described above. The magnitude of the work is attributable partly to significant turnover in personnel and the number of our disparate accounting systems of varying quality and sophistication. We are in the process of developing a comprehensive remediation plan to address our deficiencies and expect that implementation of this plan will extend into the 2007 fiscal year. The following list describes the actions taken to remediate material weaknesses.  The Company has not tested the effectiveness of these controls.

•                  All bank reconciliations are up to date and outstanding reconciling items have been resolved.  A new position was created dedicated to this task to ensure reconciliations are performed properly and in a timely manner moving forward.

•                  Implemented internal controls relating to the measurement, presentation and disclosure of recording revenues.

•                  Developed procurement cycle processes including development of a chart of authority.

•                  ELearning sales activity is reconciled to the general ledger on a monthly basis and approved by the Accounting Manager.

•                  Implemented ELS product line revenue controls including review and approval by the law department of all customized contracts, the use of Opportunity Lead Forms for sales ordering, and the automatic nightly download from the ELS system to the finance general ledger system.

•                  Created and implemented financial close and reporting checklists.

•                  Developed regular review and approval of both recurring and non-recurring journal entries for proper accounting treatment.

•                  Revised revenue recognition of initial franchise fee revenue to accrual basis.

•                  Established quarterly and annual sub-certification process requiring written communication and confirmation from business unit managers relating to internal controls and significant matters that may require additional attention and or disclosure.

•                  Recruited additional personnel trained in financial reporting under accounting principles generally accepted in the United States to enhance supervision with regard to, among other things, account reconciliations and documentation supporting our quarterly and annual financial statements.

Our financial reporting process includes extensive procedures we have undertaken in order to obtain assurance regarding the reliability of our published financial statements, notwithstanding the material weaknesses in internal control.  These procedures have been designed to help compensate for our material weaknesses in order to provide assurance that the financial statements are free of material inaccuracies or omissions of material fact.  Given the presence of material weaknesses in our internal control over financial reporting, there is more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  As a result, management, to the best of its knowledge, believes that (i) this report does not contain any untrue statements of a material fact or omit any material fact and (ii) the consolidated financial statements and other financial information included in this report for the year ended December 31, 2004 have been prepared in conformity with GAAP and fairly present in all material respects our financial condition, results of operations and cash flows.

Report of Independent Registered Public Accounting Firm

We were engaged to audit management’s assessment, included in Management’s Assessment on Internal Control Over Financial Reporting appearing above, that New Horizons Worldwide, Inc. and Subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.

A scope limitation resulted in the procedures we were engaged to perform as a result of management’s incomplete assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  Management has identified the following material weaknesses as of December 31, 2004:

1.               The Company did not maintain an effective control environment. Specifically:

a)              Management’s assessment of internal control was not completed as of December 31, 2004. Specifically, the testing and evaluation of the Company’s internal controls was not completed in a timely manner, primarily due to insufficient financial accounting resources, including inadequate oversight of the process and lack of expertise associated with the documentation and testing of controls. In addition, many of the Company’s controls are undocumented including certain automated controls, which could not be adequately tested before December 31, 2004, all of which severely limited our ability to provide reasonable assurance that internal controls over financial reporting were operating effectively as of December 31, 2004.

b)             Policies and procedures were neither written nor maintained and its program for assessing the effectiveness of internal control over financial reporting, including general and application information technology related controls was not sufficient to provide a basis to determine the quality of overall internal control performance.  Further, the Company did not put into place an effective plan to remediate control deficiencies discovered.

c)              The Company places heavy reliance on manual procedures without appropriate quality control review and other monitoring controls to adequately identify and assess significant risks that may impact financial statements and related disclosures.

d)             Significant turnover of key financial personnel and a lack of properly trained and skilled accounting personnel had a pervasive effect on the Company’s control environment.  This situation combined with a departmental structure in which responsibilities were assigned with no cross training and little communication adversely impacted the consistent application of activity-level controls across all of our significant transaction cycles and increased the likelihood of a material misstatement in the financial statements.

2.               The Company did not utilize effective controls over the measurement, presentation and disclosure of recording revenue. Controls were not in place to ensure that (i) customer confirmations were obtained on sales orders, (ii) appropriate segregation of duties was in place, (iii) reviews were performed prior to posting invoices/credit memos (iv) effective analyses were performed on old outstanding receivables and (v) sales returns estimates were adequate. Additionally, reconciliations and reviews were not in place for franchise royalties, Microsoft Official Curriculum (MOC) fees, Enterprise Learning Solutions (ELS) fees, Online Live (OLL) and Online Anytime (OLA) fees. In addition, certain revenues were improperly recorded on a gross basis where the Company is not the principal.

3.               The Company did not have effective controls to recognize certain revenue transactions in the proper period.  Necessary reconciliations, analyses and reviews were not in place for deferred revenue and undelivered class offerings (i.e. futures).  Specifically, controls were not in effect to review the revenue recognition rate calculations derived from the student attendance analyses performed quarterly and used to record the deferred revenue amounts in the financial statements.  Further, an error in the system logic of the Futures Report (which is used to record the futures liability in the financial statements) was discovered during the 2004 audit which resulted in the overstatement of revenue and inaccurate future liability calculations and recordings.

4.               The Company did not employ effective procurement process controls such as purchase order approvals, invoice reviews, and the performance of a three-way match prior to making payments to vendors.

5.               The Company did not maintain effective controls related to the ELS product line coupon tracking and liability calculation.  Liabilities associated with the sale of ELS coupons were not being calculated and recorded properly.

6.               The Company did not use effective controls such as reconciliations, segregation of duties, reviews, valuations and analyses to ensure that certain financial statement transactions were initiated, authorized, processed, documented and recorded appropriately. This was primarily evident in the following specific areas:

i.	cash;
ii.	prepaid expenses;
iii.	accounts receivable;
iv.	fixed assets purchases, disposals, and leases – including capitalized computer software licenses;
v.	cash surrender value of life insurance;
vi.	accounts payable and accrued liabilities;
vii.	debt balance and interest expense;
viii.	intercompany balances;
ix.	deferred rent;
x.	change in owner’s equity;
xi.	revenue recognition estimates;
xii.	ELS revenue;
xiii.	revenue deferrals;
xiv.	bad debt provision;
xv.	payroll;
xvi.	treatment of leases
xvii.	income tax provision; and
xviii.	fixed asset impairment

Specifically, controls were not in place to ensure that the Company’s accounts were accurate and agreed to detailed support.

7.               The Company did not employ effective controls to perform reviews of material business contracts.

8.               The Company did not maintain effective controls over the complete and accurate recording of leases in accordance with GAAP. Specifically, the Company did not accurately record rent expense as it failed to reflect the terms of lease amendments (rent holidays, rent escalation clauses) to properly calculate rent expense using the straight line method required by GAAP.

9.               The Company did not maintain effective controls over the accounting for income taxes the United States to ensure amounts are accurately accounted for in accordance with GAAP. Specifically, the Company did not have controls designed and in place to ensure that accounting personnel performed the following: properly measure deferred tax accounts in the financial statements utilizing appropriate tax rates, reconcile deferred temporary differences to appropriate supporting documentation, record income tax provision properly between current and deferred tax accounts in the balance sheet, reconcile prior years’ income tax returns to the appropriate period income tax provision computations, record valuation allowances on a timely basis based on a complete evaluation of negative and positive evidence, giving more weight to negative evidence such as recent historical losses over estimated future profitability, timely identify income tax exposures and contingencies, and reconciled tax accounts to tax filings.

10.         The Company did not utilize effective controls over the period end financial reporting process. Specifically, financial close checklists were not being utilized to ensure completion of all items necessary to perform the close process.  Further, controls were not in place to ensure journal entries, both recurring and non-recurring, were regularly reviewed, evaluated and approved for proper accounting treatment.

11.         The Company did not have effective controls over access to the Company’s financial applications and data. Specifically, controls were not designed and in place to ensure that access to certain financial applications and data at certain locations were adequately restricted and this access was not regularly monitored.  In addition, the Company did not have effective controls related to system configuration changes, authorizations, approvals, monitoring and communications. Other IT control deficiencies were related to the backing up of system data and the documentation of operating procedures.

12.         The Company did not maintain effective controls over system reports and spreadsheets used for financial reporting purposes.  Errors in the logic of the Futures Report resulted from ineffective controls in place to validate system generated reports and verify the accuracy of such reports used to support general ledger accounts and preparation of the Company’s financial statements.

13.         The Company did not have effective controls over the communication of policies, procedures and ethical guidelines.  In many cases policies were not documented at all and if documented they were not effectively communicated.  Additionally, controls were not designed to ensure that the Business Code of Conduct was received and examined by personnel across the Company.

14.         The Company did not employ effective controls for monitoring the performance of internal controls over financial reporting and related policies and procedures including general and application information technology related controls. Specifically, controls were not in place to ensure control deficiencies were identified and remediated on a timely basis. This deficiency has had a pervasive impact on the Company’s control environment and has contributed to the many material weaknesses described above.

Each of the above control deficiencies could result in a misstatement of account balances or disclosures, including the aforementioned accounts identified in the material weaknesses above, that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

The existence of one or more material weaknesses as of December 31, 2004 would preclude a conclusion that the Company’s internal control over financial reporting was effective as of that date. These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and our disclaimer of opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Since the Company has not completed its assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and we were unable to complete our procedures to satisfy ourselves as to the effectiveness of the Company’s internal control over financial reporting, the scope of our work was not sufficient to enable us to express, and we do not express, an opinion either on management’s assessment or on the effectiveness of the company’s internal control over financial reporting and to identify all material weaknesses that might exist at December 31, 2004.

Additionally we do not express an opinion or any other form of assurance on management’s process for the identification and remediation of material weaknesses in internal control over financial reporting.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of New Horizons Worldwide, Inc and Subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended and our report dated October 18, 2006 expressed an unqualified opinion thereon.

/s/ Squar, Milner, Miranda & Williamson, LLP
Newport Beach, California
September 15, 2006

Directors and Executive Officers of the Registrant

The following contains information regarding the Company’s current executive officers and directors:

Name	Age	Position
Curtis Lee Smith, Jr.	78	Chairman of the Board and Director
Stuart O. Smith	73	Vice Chairman of the Board and Secretary
Mark A. Miller	58	President, Chief Executive Officer and Director
Charles M. Caporale	56	Senior Vice President, Finance and Chief Financial Officer
Gregory E. Marsella	43	Vice President, General Counsel and Assistant Secretary
David A. Goldfinger	71	Director
William H. Heller	67	Director
Richard L. Osborne	68	Director
David L. Warnock	48	Director
Donald W. Hughes	56	Director
Alwaleed Aldryann	47	Director

Curtis Lee Smith, Jr. has served as the Company’s Chairman of the Board and as a Director since July 1986, and had the additional titles and duties of President from August 1989 through July 1992 and Chief Executive Officer from July 1986 to August 1999.  Mr. Smith served as President of National Copper & Smelting Co., a Cleveland, Ohio-based manufacturer and distributor of copper products, from 1962 to 1985, and as President of NCS Holdings Corporation, a Cleveland, Ohio-based holding company which operated a copper tubing importing and fabricating business, from 1985 to 1988.

Stuart O. Smith has served as a Director of the Company since July 1986, as the Company’s Secretary since February 1989 and as Vice Chairman of the Board since August 1992.  Mr. Smith served as a Vice President from July 1986 to August 1992.  Mr. Smith also served as Vice President of National Copper & Smelting Co. from 1962 to 1985 and as Vice President of NCS from 1985 to 1988.

Mark A. Miller has served as President and Chief Executive Officer of the Company since July 2006.  From 2000 to 2006 Mr. Miller served as Group Executive Vice President for the Americas for Right Management Consultants, Inc., a career transition and organizational consulting services provider, where he was responsible for the company’s business in North and Latin America.  Prior to joining Right Management Consultants, Inc., Mr. Miller served as Chairman and CEO of Signature Care Networks, a consolidated surgical practice management company that he co-founded from 1994 to 2000.  From 1988 through 1994, Mr. Miller held a number of executive positions at Nutri/System, a consumer weight loss business. Prior to joining Nutri/System, Mr. Miller served as a division manager for PepsiCo. During his career, Mr. Miller has served several franchisors and worked with more than 500 franchisees.

Charles M. Caporale joined the Company in February 2006 as Senior Vice President and Chief Financial Officer.  From 2003 until he joined the company, Mr. Caporale was self employed as a consultant providing financial services to various public companies in Southern California.  From September, 2000 to October, 2003, Mr. Caporale served as Vice President and Chief Financial Officer of Women First HealthCare, Inc., a specialty pharmaceutical company located in San Diego, California.  Mr. Caporale earned a CPA certification in New York and a Bachelor in Business Administration from Pace University.

Gregory A. Marsella joined New Horizons in October, 2004 as Vice President, Assistant Secretary and General Counsel.  From 2002 to October 2004, Mr. Marsella was Vice President, Secretary and General Counsel to JCM Engineering Corp., a manufacturer of precision machine components for the aerospace and defense industries, located in Ontario, California.  Prior to joining JCM, Mr. Marsella served as Vice President and Assistant General Counsel from 1999 to 2002 for FRD Acquisition Corp., the parent company for Coco’s Restaurants, Carrows Restaurants and El Pollo Loco, located in Irvine, California.  Mr. Marsella is a member of the California State Bar, received his Juris Doctor from Loyola Law School and his Bachelor in Arts degree from the University of California at Los Angeles.

David A. Goldfinger has served as a Director of the Company since July 1986.  Mr. Goldfinger served as President of U.S. Consolidated, Inc., a Cleveland, Ohio-based manufacturers’ representative agency, from 1966 to 1991.  From January 1992 to the present, Mr. Goldfinger has served as President of M.S.C.I. Holdings, Inc., a Tavernier, Florida-based private consulting and investment corporation.  Mr. Goldfinger has served as a member of the Company’s Compensation Committee, Audit Committee and Governance Committee during the term of his Directorship.  He is currently Chairman of the Compensation Committee.

William H. Heller was formerly a partner with the public accounting firm of KPMG Peat Marwick LLP from February 1971 until December 1991, and currently manages his own asset management firm, William H. Heller & Associates.  He was elected as a Director on July 1, 1992.  Mr. Heller also serves as a Director of Ohio Savings Financial Corporation, a Cleveland, Ohio-based savings and loan holding company, as well as several other privately owned companies.  Mr. Heller has served as a member of the Company’s Audit Committee and Compensation Committee during the term of his Directorship.  He is currently Chairman of the Audit Committee.

Richard L. Osborne was elected to the Company’s Board of Directors in January 1989.  Now Professor of Management Practice, he served as the Executive Dean of the Weatherhead School of Management, Case Western Reserve University, Cleveland, Ohio, from 1971 to 1999.  Mr. Osborne is also a management consultant, and serves on the Board of Directors of Ohio Savings Financial Corporation, a Cleveland, Ohio-based savings bank holding company, and Myers Industries, Inc., an Akron, Ohio-based manufacturer of plastic and rubber parts for the automotive and other industries, as well as several privately held corporations.  Mr. Osborne has served as a member of the Company’s Compensation Committee, Audit Committee and Governance Committee during the term of his Directorship.  He is currently Chairman of the Governance Committee.

David L. Warnock was elected to the Company’s Board of Directors in February 2005.  Mr. Warnock is a founding partner of Camden Partners Holdings, LLC (and its predecessor Cahill, Warnock & Company, LLC) an asset management firm established to make private equity investments.  Prior to founding Camden Partners Holdings, LLC in 1995, Mr. Warnock had been employed from 1983 through 1995 at T. Rowe Price Associates.  He was the President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II, private equity partnerships.  Mr. Warnock was also an Executive Vice President of the T. Rowe Price New Horizons Fund.  Mr. Warnock serves on the boards of directors of Nobel Learning Communities, Inc., Touchstone Applied Science Associates, Inc. and Concorde Career Colleges, Inc. and CardSystems Solutions, Inc.  Mr. Warnock is Chairman of the boards of directors of Calvert Education Services and the Center for Fathers, Families and Workforce Development.  He is also on the board of directors of the National Alliance to End Homelessness and the Calvert School.  Mr. Warnock earned a B.A. degree from the University of Delaware and M.S. (in Finance) from the University of Wisconsin.  He is a Chartered Financial Analyst.

Donald W. Hughes was elected to the Company’s Board of Directors in July 2006.  Mr. Hughes is a Managing Member and the Chief Financial Officer of Camden Partners Holding, LLC.  He is also a principal of Cahill Warnock & Company, LLC where he holds similar positions.  Prior to joining Camden Partners in 1997, Mr. Hughes served as Chief Financial Officer of Capstone Pharmacy Services, Inc., a public, small-cap institutional pharmacy services provider from December 1995.  He previously spent 11 years as Executive Vice President and Chief Financial Officer of Broventure Company, Inc., a closely-held investment company and family office, and 12 years in the audit division of Arthur Andersen LLP.  Mr. Hughes has served on the boards of several public and private companies and presently serves on the Board of Touchstone Applied Science Associates, Inc, which is a portfolio company of Cahill, Warnock Strategic Partners Fund, an affiliate of Camden Partners.  Mr. Hughes also serves on the Board of The Maryland Food Bank.  Mr. Hughes received a B.A. degree from Lycoming College, an M.S.F. degree from Loyola College in Maryland and is a Certified Public Accountant.

Alwaleed Aldryaan was elected to the Company’s Board of Directors in July 2006.  Mr. Aldryaan serves as President of Alkhaleej Training and Education Corporation.  He served in various computer operations positions with the Saudi government until 1993, when he and four other individuals formed Alkhaleej.  Alkhaleej became a New Horizons franchisee in 1994, and now operates 32 centers in Saudi Arabia and sub-franchises 11 others.  Mr. Aldryaan graduated from the University of Wisconsin with a B.A degree in 1983 and with a M. S. degree in electrical engineering in 1985.

Certain Relationships and Related Transactions

In 1999, the Board of Directors determined to make an interest free loan to Mr. Thomas Bresnan, the Company’s President, Chief Executive Officer and a Director, of $300,000 for the purpose of relocating to California.  The loan is evidenced by a promissory note dated August 31, 1999, executed by Mr. Bresnan and made payable to the Company.  Principal on the note is payable at maturity on August 31, 2007.  As of December 31, 2004, the balance of the loan was $300,000.  The promissory note was forgiven as part of Mr. Bresnan’s separation package effective July 31, 2006.

During 1995, 1996, 1998 and 1999 Mr. Curtis Lee Smith, Jr., Chairman of the Board and a Director, obtained loans from the Company.  Beginning January 1, 2005, such loans, which totaled $711,000 at December 31, 2004, began accruing interest at the same rate of interest as the Company’s existing bank credit agreement.  In addition, required principal payments of not less than $50,000 are required on or before June 30, 2005 and each succeeding June 30, with any remaining balance to be paid not later than June 30, 2010.  The loan was paid in full in December 2005.

During 2004, Mr. Curtis Lee Smith, Jr., Chairman of the Board, received $130,000 from the Company, and Mr. Stuart O. Smith, Vice Chairman of the Board, received $126,000 from the Company, as compensation.  Neither individual was separately paid for their services as a Director of the Company.  Effective May 1, 2005, Mr. Stuart O. Smith, Vice Chairman of the Board, elected not to receive any compensation for his services from the Company for an indefinite period of time.  Effective May 17, 2005, Mr. Curtis Lee Smith, Chairman of the Board, elected not to receive any compensation for his services from the Company for an indefinite period of time.

Except as referenced above, no executive officer, director or nominee for director of the Company has been indebted to the Company or has acquired a material interest in any transaction to which the Company is a party, during the last fiscal year.

Exhibit Index

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of the Registrant	(I)

3.2	Amended and Restated By-laws of the Registrant	(I)

4.1	Specimen Certificate for Share of Common Stock, $.01 par value, of the Registrant	(E)

4.2	Credit Agreement, dated February 27, 2003, between the Registrant and Wells Fargo Bank, N.A.	(M)

4.3	Amendment No. 1, dated December 16, 2003 to the Credit Agreement between the Registrant and Wells Fargo Bank, N.A.	(N)

4.4	Waiver, dated March 9, 2004, to the Credit Agreement between the Registrant and Wells Fargo Bank, N.A.	(N)

4.5	Second Amendment to Credit Agreement, dated February 7, 2005, to the Credit Agreement between the Company and Wells Fargo Bank, N.A.	(P)

4.6	Third Amendment to Credit Agreement, dated July 25, 2005, to the Credit Agreement between the Company and Wells Fargo Bank, N.A.	(Q)

4.7	Certificate of Designation, Preferences and Rights of Series A Preferred Convertible Stock of the Company, dated February 7, 2005	(P)

4.8	Specimen Certificate for Share of Series A Convertible Preferred Stock, $.01 par value, of the Registrant	(P)

4.9	Certificate of Decrease Relating to Certificate of Designation, Preference sand Rights of Series A Convertible Preferred Stock of the Company, filed July 10, 2006.	(LL)

4.10	Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock of the Company, filed July 10, 2006.	(LL)

4.11	Certificate of Elimination of Series A Convertible Preferred Stock of the Company, dated July 20, 2006.	(LL)

4.12	Specimen certificate of the Series B Convertible Preferred Stock of the Company, filed July 10, 2006	(LL)

10.1	Omnibus Equity Plan of the Registrant	(B)

10.2	Amendment No. 1 dated March 15, 2002 to the Omnibus Equity Plan of the Registrant	(K)

10.3	Form of Stock Option Agreement executed by employee recipients of options under Omnibus Equity Plan	(G)

10.4	Key Employees Stock Option Plan of the Registrant	(A)

10.5	Amendment No. 1 to the Key Employees Stock Option Plan of the Registrant	(E)

10.6	Stock Option Agreement dated January 22, 1998, between the Registrant and Robert S. McMillan based on performance criteria	(D)

10.7	Stock Option Agreement dated September 19, 1996, between the Registrant and David A. Goldfinger	(B)

10.8	Stock Option Agreement dated September 19, 1996, between the Registrant and William Heller	(B)

10.9	Stock Option Agreement dated September 19, 1996, between the Registrant and Scott R. Wilson	(B)

10.10	Form of Stock Option Agreement executed by non-employee Director recipients of options under Omnibus Equity Plan

10.11	Form of Indemnity Agreement with Directors and Officers of the Registrant	(E)

10.12

Warrants for the purchase of 43,750 shares of Common Stock, $.01 par value per share, of the Registrant issued to The Nassau Group, Inc. - December 31, 1997 with an expiration date of February 21, 2004

(C)

10.13	Relocation agreement dated July 27, 1999, between the Registrant and Thomas J. Bresnan	(F)

10.14	Promissory note dated August 31, 1999, between the Registrant and Thomas J. Bresnan	(G)

10.15	Amendment dated January 4, 2000, to relocation agreement between the Registrant and Thomas J. Bresnan	(G)

10.16	Amended Promissory Note, dated July 29, 2002, between the Registrant and Thomas J. Bresnan	(K)

10.17	Severance agreement dated January 4, 2000, between the Registrant and Robert S. McMillan	(G)

10.18	Employment Agreement dated January 7, 2002, between the Registrant and Martin G. Bean	(J)

10.19	Lease Agreement dated February 15, 2000, between New Horizons Worldwide, Inc. and Stadium Gateway Associates, LLC, guaranteed by the Registrant	(G)

10.20	Lease Agreement dated April 27, 2000, between New Horizons Worldwide, Inc. and 1114 Trizechahn-Swig, guaranteed by the Registrant	(H)

10.21	Revised Class Action Settlement and General Release Agreement	(O)

10.22	Series A Stock Purchase Agreement, dated as of February 7, 2005, by and among the Company, Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P.	(P)

10.23	Stockholders’ Agreement, dated as of February 8, 2005, by and among the Company, Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P.	(P)

10.24	Registration Rights Agreement, dated as of February 8, 2005, by and among the Company, Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P.	(P)

10.25	Credit Agreement, dated as of July 19, 2006, by and among the Company, Camden Partners Strategic III, LLC and the Lenders named therein.

10.26	Form of Series A Warrant.	(LL)

10.27	Form of Series B Warrant.	(LL)

10.28	Preferred Stock Exchange Agreement, dated as of July 19, 2006, by and among the Company, Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P.	(LL)

10.29

Amended and Restated Stockholders’ Agreement, dated as of July 19, 2006, by and among the Company, Camden Partners Strategic Fund III, L.P., Camden Partners Strategic Fund III-A, L.P., Alkhaleej Training and Education Corporation and the Warrant Holders.

(LL)

10.30

Amended and Restated Registration Rights Agreement, dated as of July 19, 2006, by and among the Company, Camden Partners Strategic Fund III, L.P., Camden Partners Strategic Fund III-A, L.P., Alkhaleej Training and Education Corporation and the Warrant Holders.

(LL)

10.31	Employment Agreement, dated July 5, 2006, by and between the Company and Mark A. Miller.	(JJ)

10.32	Nonqualified Stock Option Agreement, dated July 5, 2006, by and between the Company and Mark A. Miller.	(JJ)

10.33	Nonqualified Stock Option Agreement, dated July 5, 2006, by and between the Company and Mark A. Miller.	(JJ)

10.34	New Horizons Worldwide, Inc. Restricted Stock Agreement, dated July 5, 2006, between the Company and Mark A. Miller	(JJ)

10.35	Letter Agreement, dated February 7, 2005, between the Company and Jeffrey S. Cartwright, as amended February 10, 2005	(P)

10.36	Employment Agreement, dated February 6, 2006, between the Company and Charles Caporale	(FF)

10.37	Severance Agreement, dated February 6, 2006, between the Company and Thomas Bresnan	(FF)

10.38	Employment Agreement, dated July 5, 2006, between the Company and Mark A. Miller	(JJ)

14.1	New Horizons Worldwide, Inc. Code of Business Conduct and Ethics(1)

16.1	Letter from Grant Thornton LLP, dated October 3, 2005

21.1	Subsidiaries of the Registrant

(A)                              Incorporated herein by reference to the appropriate exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 33-28798).

(B)                                Incorporated herein by reference to the appropriate exhibit to the Registrant’s Registration Statement on Form S-8 (File No. 333-56585).

(C)                                Incorporated herein by reference to the appropriate exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997.

(D)                               Incorporated herein by reference to the appropriate exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998.

(E)                                 Incorporated herein by reference to the appropriate exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998.

(F)                                 Incorporated herein by reference to the appropriate exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999.

(G)                                Incorporated herein by reference to the appropriate exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999.

(1)                                  In lieu of filing this as an exhibit, New Horizons has the option of posting the text of its Code of Ethics on its website and disclosing, in its Form 10-K, its Internet address and the fact that it has posted its Code of Ethics on its Internet website.

(H)                               Incorporated herein by reference to the appropriate exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000.

(I)                                    Incorporated herein by reference to the appropriate exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001.

(J)                                   Incorporated herein by reference to the appropriate exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

(K)                               Incorporated herein by reference to the appropriate exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002.

(L)                                 Incorporated herein by reference to the appropriate exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002.

(M)                            Incorporated herein by reference to the appropriate exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.

(N)                               Incorporated herein by reference to the appropriate exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

(O)                               Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated December 29, 2004.

(P)                                 Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated February 7, 2005.

(Q)                               Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated July 21, 2005.

(R)                                Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated July 27, 2005.

(S)                                 Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated August 1, 2005.

(T)                                Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated August 3, 2005.

(U)                               Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated August 8, 2005.

(V)                                Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated August 22, 2005.

(W)                           Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated August 30, 2005.

(X)                               Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated September 15, 2005.

(Y)                                Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated October 3, 2005.

(Z)                                Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated October 7, 2005.

(AA)                    Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated November 7, 2005.

(BB)                        Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated November 16, 2005.

(CC)                        Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated November 18, 2005.

(DD)                      Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated December 15, 2005.

(EE)                          Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated January 20, 2006.

(FF)                          Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated February 8, 2006.

(GG)                        Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated March 8, 2006.

(HH)                      Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated April 5, 2006.

(II)                                Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated May 15, 2006.

(JJ)                              Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated July 11, 2006.

(KK)                      Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated July 21, 2006.

(LL)                          Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated July 25, 2006.

(MM)                Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K dated August 4, 2006.